UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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General Mills, Inc.

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2021 Proxy Statement

                       Strategy

Our Accelerate strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale and being a force for good. The company is prioritizing its core markets, global platforms and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including the recent acquisition of Tyson Foods’ pet treats business and the proposed divestiture of its European Yoplait operations, to further enhance its growth profile.

Our Purpose
Making Food the World Loves

Where to Play

CORE MARKETS	GLOBAL PLATFORMS	LOCAL GEMS	PORTFOLIO RESHAPING

How to Win

BOLDLY BUILDING BRANDS	RELENTLESSLY INNOVATING	UNLEASHING OUR SCALE	BEING A FORCE FOR GOOD

Drive Long-Term Shareholder Value

ORGANIC NET SALES* + 2-3%	ADJUSTED OPERATING PROFIT* + MSD(1)	ADJUSTED DILUTED EPS* + MSD TO + HSD(2)	MAINTAIN CAPITAL DISCIPLINE

*	Non-GAAP measure.
(1)	Mid-single digit growth.
(2)	High-single digit growth.

A Letter from Our Chairman and CEO

Dear Fellow Shareholders:

As I look back on fiscal 2021, I am tremendously proud of the accomplishments we delivered during difficult times, and I am grateful for the hard work of our talented and committed team members around the world. General Mills has prospered for more than 150 years because of the dedication of our people, our strong brands, our resilient categories and our ability to adapt to ever-changing consumer, societal and environmental conditions. These core strengths have never been more important. Since the onset of the COVID-19 pandemic, we have seen dramatic changes in consumer behavior that have required us to quickly evolve and ultimately have made us a stronger and more agile company.

I am particularly encouraged by the development and execution of our new Accelerate strategy to drive sustainable, profitable growth and top tier returns for our shareholders over the long term. We are prioritizing the markets and global platforms that offer the greatest prospects for profitable growth, while focusing on making investments and taking actions that create competitive advantage. Importantly, our Accelerate strategy gives intention to our purpose of making food the world loves and requires that we take action to be a force for good for our consumers and communities. Our accomplishments over the past year are a true reflection of our Accelerate strategy and of our purpose.

Guided by our Accelerate strategy, we set three specific priorities at the beginning of fiscal 2021. We said that we would compete effectively everywhere we play, drive efficiency to fuel investment in our brands and capabilities and reduce our debt to increase financial flexibility. I am pleased to report that we achieved each of our priorities. We recorded market share gains across each of our five global platforms: cereal, pet food, ice cream, snack bars and Mexican food. We generated strong levels of cost savings and meaningfully increased our investment in brand building activities and in strategic capabilities such as E-commerce, digital, data & analytics and strategic revenue management. Our disciplined cash management allowed us to reduce debt and resume dividend growth and share repurchase activity during fiscal 2021.

In addition to delivering on our key priorities, we took actions informed by our Accelerate strategy that will be critical to enhancing our future growth. We announced portfolio reshaping transactions that will enhance the growth and margin profile of our enterprise, including the proposed sale of our European Yoplait operations, and more recently, the purchase of Tyson Foods’ pet treat business, which will strengthen our position in the fast-growing U.S. pet food category. We are also taking significant steps to reshape our organization to better align with the Accelerate strategy. By streamlining parts of our structure to bring our functions and capabilities closer to the business, these changes will direct our talent and resources against the key drivers of our strategy.

I am especially proud of the many ways our teams continue to live out our purpose of making food the world loves. Recognizing that everything we do touches the lives of people and communities – now, and for years to come – we are determined to have our work lead to a better future. As the pandemic increased food insecurity around the world, we launched a manufacture-to-donate initiative, making food and distributing it with the singular goal of helping feed children and families in need. We increased our charitable giving, providing greater financial and food resources to help meet unprecedented need. We acted quickly to put in place new measures to keep our employees safe. When a long overdue conversation on racial injustice and social inequalities began in our hometown, we met the moment again. We made new commitments to help achieve greater equity in food access, education and representation and strengthened our resolve to make a positive impact on upholding human rights in all our communities around the world.

Notice of 2021 Annual Meeting of Shareholders	1

As we look to the challenges ahead, we begin with the firm belief that a global food company can be a force for good. The natural resources that we depend upon are being reduced as the world’s needs increase, and simply sustaining the status quo is not enough. We have set aggressive goals to reduce greenhouse gas emissions across our entire value chain, and we are investing in the potential of agriculture to ensure a thriving future for both people and planet. To that end, we are working to drive meaningful change through regenerative agriculture, a holistic approach to farming that improves environmental, social and economic resilience.

Now as we emerge from the pandemic, it’s clear that consumer behaviors are not returning to what they once were. The rapid growth in E-commerce, the likelihood that many office workers will have some degree of remote work and the increased appreciation consumers have gained for cooking and baking over the past 18 months will have lasting impacts and will create opportunity. Simply put, we are ending one period of significant consumer disruption only to start another.

We enter fiscal 2022 ready to compete and win in this highly dynamic consumer environment. We will continue to execute our Accelerate strategy, focusing on three priorities that will be critical to our success. First, we will continue to compete effectively, prioritizing our core markets, global platforms and local gem brands, and leveraging our brand-building, innovation, strategic capabilities and force for good work to deliver competitive performance. Second, we will successfully navigate the dynamic cost environment, leveraging our Holistic Margin Management productivity program, Strategic Revenue Management pricing actions and other efficiency efforts to address input cost inflation and other cost headwinds. Finally, we will execute our portfolio and organization reshaping actions without disrupting our base business. Our long history of success and our perseverance over the past year give me great confidence in our ability to adapt and evolve to deliver outstanding financial results while staying true to our company purpose of making food the world loves.

I want to close by thanking you, our shareholders, for your investment in General Mills and your confidence in our plans for future growth. On behalf of our 35,000 talented employees around the world, I want you to know that we remain confident that we will emerge from the pandemic a stronger company in a position to generate consistent, profitable growth and top tier returns over the long term.

August 17, 2021

Sincerely,

JEFFREY L. HARMENING
Chairman and Chief Executive Officer

2	General Mills Inc.

A Letter from Your Independent Lead Director

Dear Fellow Shareholders:

It has been my privilege to continue to serve as your Independent Lead Director. While the events of the past year have presented some unique demands and challenges, the board remains focused on fulfilling its fiduciary duties and working on your behalf to create sustainable, long-term value. As our 2021 Annual Meeting approaches, I am pleased to have this opportunity to update you on the board’s priorities and work during the past year.

LONG-TERM STRATEGY REMAINS THE BOARD’S PRIMARY FOCUS.
The board’s number one priority continues to be guiding the development and execution of a thoughtful and sound long-term strategy. This year, the company unveiled its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The Accelerate strategy was the culmination of work by the board and management team over a period of many months and board meetings and reflects significant contributions from the diverse perspectives and experiences of our directors. The Accelerate strategy has served the company well during this turbulent year by providing a clear framework for setting priorities, and I am confident that it will benefit you, our shareholders, going forward by providing a strategic foundation for long-term value creation.

ADDRESSING THE IMPACTS OF THE COVID-19 PANDEMIC.
Throughout the COVID-19 pandemic, the board has been actively engaged with management to ensure appropriate oversight of the company’s response, including ensuring employee safety and maintaining a strong supply chain to meet the demands of consumers and customers. As we entered fiscal 2021, the pandemic was still in its early stages. The uncertainty created by the pandemic made this an especially challenging year to set business plans and establish performance objectives. The board worked with management to set challenging business plans that reflected expectations for elevated demand for at home food consumption, while recognizing the unpredictability of the pandemic and its ongoing effects.

RECOGNIZING THE IMPORTANCE OF ENVIRONMENTAL AND SOCIAL MATTERS.
For more than 150 years, General Mills has been creating long-term value for its shareholders and the broader communities where it operates. As a board, we are focused on ensuring that the company takes appropriate steps to address areas of risk and opportunity where the company has the greatest environmental and societal impact, and we consider these issues in the context of our strategic planning, risk management and investor communications. Our Accelerate strategy recognizes the power of our purpose and calls on our teams to create competitive advantage by seizing on opportunities to be a force for good. By encouraging the company to recognize, protect, act and invest in these areas, the board is working with management to take a long-term view of creating and sustaining value. With the full support and direction of the board, the company has set ambitious goals to address climate change and to promote regenerative agriculture, an approach to farming that improves environmental, social and economic resilience. The board is also actively engaged in the company’s efforts to address social inequalities that impact our employees, consumers and communities. The board’s Public Responsibility Committee monitors progress against the company’s goals and efforts and oversees the company’s sustainability and corporate social responsibility strategies, plans and objectives.

Notice of 2021 Annual Meeting of Shareholders	3

COMMITMENT TO DEVELOPING A TALENTED, DIVERSE AND ENGAGED WORKFORCE.
People are at the heart of the company’s mission, and the future success of the company will in large part be determined by the talent and skills of our workforce and the culture of the company. I can assure you that the board is actively involved in overseeing the company’s strategies to recruit, develop and safeguard the well-being of our talented and dedicated team. The full board regularly discusses matters of corporate culture and employee engagement to ensure that our teams embody the attributes, behaviors and commitment necessary to advance our strategies. An essential part of our culture is our commitment to operating with integrity and the highest ethical standards. This starts with the clear expectation set by the board and is reinforced by the board’s regular review of our ethics and compliance reports. Fostering a culture of inclusion and ensuring diversity of input and perspective are a vital part of these strategies. As such, the board regularly reviews the company’s strategies for building and developing a diverse workforce and monitors progress against these plans.

MAINTAINING A HIGHLY SKILLED, DIVERSE AND EFFECTIVE BOARD.
Building and sustaining a highly skilled, diverse and independent board and effectively leveraging those talents, skills and experiences is essential to the long-term success of our company. New directors are thoughtfully and purposefully selected by the board for their deep and relevant skill sets and their ability to guide our strategy, provide valuable experience and insights and effectively represent the interests of our shareholders. Our board succession work in recent years continues a long-standing practice of maintaining a board that is diverse across multiple dimensions and reflects our enduring belief that the board is made stronger by its diversity. We have a capable, engaged and thoughtful group of directors who are focused on long-term value creation for shareholders, and I encourage you to vote for each of the board’s nominees on this year’s ballot.

As the Independent Lead Director, I plan to continue building a board culture that encourages substantive, constructive and open dialogue between the board and management on topics that are paramount to the company. To that end, I am focused on ensuring that the board maintains a system of board practices that allow us to function effectively and exercise our independent judgment to deliver value to the company and its shareholders. That begins with ensuring that the board focuses its time and attention to matters of greatest impact and interest to our shareholders and that our board discussions take full advantage of the individual and collective talents of our directors.

On behalf of the board, I thank you for your investment and continued support of General Mills, and I look forward to working with my fellow directors and the management team in the coming year to advance our Accelerate strategy.

August 17, 2021

Sincerely,

STEVE ODLAND
Independent Lead Director

4	General Mills Inc.

Notice of 2021 Annual Meeting of Shareholders

Background

Date and Time Tuesday, September 28, 2021, at 8:30 a.m., Central Daylight Time	Location Online only at www.virtualshareholder meeting.com/GIS2021	Who Can Vote The record date for the Annual Meeting is July 30, 2021. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.
Voting Items

PROPOSAL		BOARD VOTING RECOMMENDATION
1	ELECT AS DIRECTORS THE 11 NOMINEES NAMED IN THE ATTACHED PROXY STATEMENT	FOR each director nominee
2	CAST AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	FOR
3	RATIFY THE APPOINTMENT OF KPMG LLP AS GENERAL MILLS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MAY 29, 2022	FOR
4	APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING PROVISIONS APPLICABLE TO PREFERRED SHAREHOLDERS	FOR

Shareholders will also transact any other business that properly comes before the meeting.

Voting Methods

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the virtual meeting.

INTERNET www.proxyvote.com	TABLET OR SMARTPHONE	TELEPHONE Toll-free (U.S. and Canada) 1-800-690- 6903	MAIL Mail in your signed proxy card or voting instruction form (if you received one).	ONLINE AT ANNUAL MEETING www.virtualshareholder meeting.com/GIS2021

Sincerely, Richard C. Allendorf

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 28, 2021
Our Notice of 2021 Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders are available on the General Mills website at www.generalmills.com in the Investors section.

Secretary
August 17, 2021

Notice of 2021 Annual Meeting of Shareholders	5

About
General Mills

At General Mills, we are living our purpose of making food the world loves. In fiscal 2021, the General Mills team delivered under difficult circumstances resulting from the COVID-19 pandemic. We competed effectively, generated strong top-and bottom-line growth and further improved our balance sheet, allowing us to resume dividend growth and share repurchases. In addition, we advanced our Accelerate strategy by investing in our brands, strengthening our capabilities, building on our leading position as a force for good and taking significant steps to reshape our portfolio and our organization for future growth.

General Mills entered fiscal 2022 ready to compete and win in a highly dynamic consumer environment. We expect that changes in consumer behavior driven by the pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels. The General Mills team plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation and advantaged capabilities to generate profitable growth.

A Force for Good During COVID-19
Protecting our People
Throughout the global pandemic, General Mills has focused on what is most important: prioritizing the health and safety of our people and our consumers.

All General Mills manufacturing and distribution facilities have operated in a safe manner through the COVID-19 pandemic with no significant disruption, and we have partnered with customers to prioritize production for the most in-demand products.

Supporting our Communities
During the pandemic, the General Mills Foundation has provided $9 million in cash grants to help fund nonprofit organizations working to meet elevated community needs driven by COVID-19.

We increased community food security through our “manufacture to donate” program by donating more than 17 million meals – including whole grain cereals, waffles and granola bars – to organizations helping people in need as the pandemic unfolded.

Driving Long-Term Shareholder Value
Protecting Shareholder Value & Financial Stability
Amid significant challenges and change in fiscal 2021, we adapted and executed to deliver strong financial results while protecting employees and supporting our communities.
We competed effectively everywhere we play, drove efficiency to fuel investments in our brands and capabilities and reduced our debt leverage through strong free cash flow generation.

Announced two transactions, the acquisition of Tyson Foods’ pet treats business and the proposed divestiture of our European Yoplait operations, to reshape our portfolio and drive faster and more profitable growth.

Took steps to reshape our organization to better align with our Accelerate strategy and free up resources to continue to invest in growth-facing capabilities, including digital, data and analytics, E-commerce, strategic revenue management, strategy, M&A and other capabilities that are critical to our future success.

6	General Mills Inc.

About General Mills

Financial Highlights

Delivering on our Key Priorities

In fiscal 2021, we executed well amid the uncertain environment created by the COVID-19 pandemic, delivering strong organic net sales, adjusted operating profit, free cash flow and adjusted diluted EPS. We achieved each of the three priorities we established at the beginning of the year:

We competed effectively, everywhere we play, highlighted by market share gains across each of our five global platforms: cereal, pet food, ice cream, snack bars and Mexican food.

Our positive market share performance and pandemic-driven elevated demand for food at home helped drive organic net sales growth, except in our Convenience Stores & Foodservice segment where lower away-from-home food demand stemming from the pandemic resulted in a decline.

We drove efficiency to fuel investment in our brands and capabilities. We generated strong levels of holistic margin management cost savings and were able to meaningfully increase our investment in brand building activities and in strategic capabilities such as E-commerce, digital, data & analytics and strategic revenue management.

We reduced our debt leverage and resumed dividend growth and share repurchase activity. As a result of our continued cash discipline, we were able to reduce our debt and generate a reduction in our leverage ratio. Due to our improved balance sheet position, we were able to resume dividend growth and share repurchase activity.

During fiscal 2021, we returned cash to shareholders through dividends totaling $1.2 billion and share repurchases totaling $301 million, and we reduced total debt outstanding by $928 million.

We reshaped our portfolio through the acquisition of Tyson Foods’ pet treat business and the proposed sale of our European Yoplait business.

Meeting our Financial Targets
Net Sales Increased 3% to $18.1 billion and organic net sales increased 4% compared to year-ago levels*.
Operating profit increased 6% to $3.1 billion and adjusted operating profit of $3.2 billion increased 2% on a constant-currency basis*.

Net cash provided by operations totaled

$3.0 billion
in fiscal 2021 representing a conversion rate of 127% of net earnings. This cash generation supported capital investments totaling $531 million, and our resulting free cash flow was $2.4 billion at a conversion rate of 103%*.

Diluted EPS increased 6% to $3.78 and adjusted diluted EPS of $3.79 increased 4% on a constant-currency basis*.

*	Organic net sales, adjusted operating profit (on a constant-currency basis), adjusted diluted EPS (on a constant-currency basis), free cash flow and free cash flow conversion rate are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

Notice of 2021 Annual Meeting of Shareholders	7

About General Mills

People and Inclusion Highlights

Global Inclusions	41% of our officers and directors are women	19% of our officers and directors are racially or ethnically diverse

We believe that fostering a culture of inclusion and belonging strengthens our business performance and execution, ability to recruit and develop talent and provides for a rewarding workplace experience that allows all of our employees to thrive and succeed. We actively cultivate a culture that acknowledges, respects and values all dimensions of diversity – including gender, race, sexual orientation, ability, backgrounds and beliefs. Ensuring diversity of input and perspectives is core to our business strategy, and we are committed to recruiting, retaining, developing and advancing a workforce that reflects the diversity of the consumers we serve.

Our Inclusion Goal	Our Inclusion Strategy
Is to foster a culture of inclusion and belonging that allows all our employees to thrive. Ensuring diversity of input and perspectives is core to our business strategy.	Is to use our inclusion framework to advance engagement around the world, leveraging data to assess progress and hold ourselves accountable as we continue to foster a culture of inclusion and belonging.

Employee Engagement	94% of salaried employees are proud to work for General Mills	90% of salaried employees say General Mills is a great place to work

The efficient production of high-quality products and successful execution of our strategy requires a talented, skilled, dedicated and engaged team of employees. We work to equip our employees with critical skills and expand their contributions over time by providing a range of training and career development opportunities, including hands-on experiences through challenging work assignments and job rotations, coaching and mentoring opportunities and training programs. To foster employee engagement and commitment, we follow a robust process to listen to employees, take action and measure our progress with ongoing employee conversations, transparent communications and employee engagement surveys.

Workplace Safety	7% reduction in workplace injuries during fiscal 2021

We are committed to maintaining a safe and secure workplace for our employees. We set specific safety standards to identify and manage critical risks. We use global safety management systems and employee training to ensure consistent implementation of safety protocols and accurate measurement and tracking of incidents. To provide a safe and secure working environment for our employees, we prohibit workplace discrimination, and we do not tolerate abusive conduct or harassment. Our attention to the health and safety of our workforce extends to the workers and communities in our supply chain.

During the COVID-19 pandemic, we implemented an enterprise-wide response to ensure employee safety. In our manufacturing facilities, we enacted social distancing protocols, temperature checks, enhanced sanitation, mask use and other protective equipment and practices. Our layered protections, combined with robust contact tracing and exclusion protocols, enabled the continued operation of our manufacturing and distribution facilities without significant disruption. During the pandemic, our office staff shifted primarily to working remotely as dictated by local conditions.

8	General Mills Inc.

About General Mills

Sustainability

For over 150 years, General Mills has been making food the world loves while creating long-term value for society and our shareholders. Feeding a growing global population and the success of our business depends on a healthy planet.

As we look to the challenges ahead, we begin with the firm belief that a global food company can be a force for good. We are investing in the potential of agriculture to ensure a thriving future for both people and planet. To that end, we are working to drive meaningful change through regenerative agriculture, a holistic approach to farming that improves environmental, social and economic resilience.

An overview of the company’s initiatives may be found in our annual Global Responsibility Report (available on our website at www.generalmills.com under the Responsibility section).

This year we successfully achieved the goal we set in 2013 to sustainably source 100% of our 10 priority ingredients by 2020. The insights we developed while successfully achieving this goal have helped inform our regeneration strategy, which will move us from simply sustaining the ecosystems and communities where we source our ingredients to regenerating them for future generations. We intend to build on the momentum from our sustainable sourcing efforts to drive our commitment of advancing regenerative agriculture practices on one million acres of farmland by 2030. Through regenerative agriculture, farmers will regenerate the soil they work on, reduce the amount of inputs and water used and lower greenhouse gas emissions through carbon sequestration.

In fiscal 2021, we continued our commitment to transparency by enhancing our climate disclosures based on the Task Force on Climate-related Financial Disclosure principles and the standards developed by the Sustainability Accounting Standards Board for our industry. We also partnered with Trucost to assess our climate-related transition and physical risks to enhance our efforts to mitigate our climate risks and exposures throughout our supply chain.

While the company is focused on regeneration efforts across our full value chain, our current key priorities are focused on climate change and regenerative agriculture. As highlighted below, the company has set ambitious goals in these areas, and remains on track to achieve them.

Climate Change	Regenerative Agriculture
GOAL Net Zero GHG emissions across our full value chain by 2050	GOAL 1MM acres of farmland advancing regenerative agriculture

In fiscal 2021, we launched new goals to align with the new SBTi 1.5°C guidance. Our new goals are to reduce absolute GHG emissions across our full value chain (Scopes, 1, 2 and 3) by 30% by 2030 (compared to 2020). By 2050, we expect to achieve net zero GHG emissions across our full value chain. As of the end of fiscal 2020, our GHG emissions footprint had decreased 16% compared to our 2010 baseline.	We are committed to being a leader in regenerative agriculture, which we define as a holistic, principles-based approach to farming and ranching that seeks to build and strengthen ecosystem and community resilience. We have set a goal to advance regenerative agriculture practices on 1 million acres of farmland by 2030. To date, we are helping to advance regenerative agriculture practices on 70 farms and 70,000 acres of land.

Notice of 2021 Annual Meeting of Shareholders	9

About General Mills

Sustainability and Social Responsibility Highlights

At General Mills, we work to create holistic value throughout our supply chain, from agriculture and operations to our consumers and communities. Our sustainability and corporate social responsibility achievements, some of which are highlighted below, help us strengthen our business, brands and the communities we serve.

FOOD	PLANET	PEOPLE	COMMUNITY

96% of our company-owned production facilities are Global Food Safety Initiative (GFSI) certified.(1)	1 million We will advance regenerative agriculture on 1 million acres of farmland by 2030.(1)	90% of our salaried employees say that General Mills is a great place to work.	$98 million We contributed $98 million in General Mills Foundation grants, corporate contributions and food donations to charitable causes.

43% of General Mills global volume met the company’s criteria as Nutrition-Forward Foods.(1)	100% of our 10 priority ingredients are sustainably sourced.(1)	41% of our officers and directors are women and 19% of our officers and directors are racially or ethnically diverse.	83% of our employees worldwide volunteered in their communities.(1)

#1 General Mills is the largest provider of natural and organic packaged food in the U.S.(1) *	16% Our greenhouse gas emissions footprint decreased 16% in 2020 compared to our 2010 baseline.(1)	0.85 Our global total injury rate was 0.85 injuries per 100 employees, significantly below food-industry averages.(1)	$58 million We provided $58 million in food donations to food bank partners around the world.

(1)	Data as of the last day of fiscal 2020.
*	Includes food for both humans and pets. Source: SPINS CY2020, Total – US Mulo, Natural Enhanced Channel and Pet Channel. Human

Human Rights

As one of the world’s leading food companies, we believe we have a responsibility to respect human rights throughout our business and value chain. As a force for good, we are accelerating our actions to respect human rights and positively impact the people we depend on – and who depend on us. Our goal is to assess and address our human rights impacts in alignment with the United Nations Guiding Principles on Business and Human Rights (UNGPs). We follow a strategic framework to assess, address and prevent potential human rights impacts across our value chain. In fiscal 2021, we also advanced our human rights initiatives by partnering with an outside consultant to conduct an assessment of our human rights risks and strategy to ensure alignment with the UNGPs.

10	General Mills Inc.

About General Mills

Sustainability and Social Responsibility Highlights

Awards and Recognition

General Mills is recognized as a global leader in sustainability. We received numerous awards in fiscal 2021 recognizing our efforts. Listed below are a few of these recognitions, illustrating our commitment to being a force for good.

CDP Disclosure A List 2020 – Climate Change	CDP Disclosure A List 2020 – Water Security	100 Best Corporate Citizens 2020 – 3BL Media	Member FTSE4Good
Member of Dow Jones Sustainability North America and World Indices	America’s Most Just Companies 2020 – Forbes	America’s Most Responsible Companies 2020 – Newsweek	100 Best Companies for Working Women, Working Mother Media
100 Best Companies for Dads, Working Mother Media	Top Global Champions for Supplier Diversity and Inclusion: Honorable Mention – WEConnect International	Member of the Science Based Targets Network (SBTN)	Signatory to the United Nations Global Compact (UNGC)
Certain sections of this Proxy Statement reference or refer you to materials on our website, www.generalmills.com. These materials and our website are not incorporated by reference in, and are not part of, this Proxy Statement.

Notice of 2021 Annual Meeting of Shareholders	11

Proxy Voting Roadmap

PROPOSAL NUMBER 1:

Election of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

The highly-experienced, diverse and independent team of director nominees presented in this proxy statement are recommended for election to the board of directors.

INDEPENDENCE
TENURE
ETHNIC DIVERSITY
GENDER
AGE

Our Directors’ Skills and Experiences Support Our Long-term Strategy

Additional information about each director and his or her qualifications may be found beginning on page 19.

12	General Mills Inc.

Proxy Voting Roadmap

PROPOSAL NUMBER 2:

Advisory Vote on Executive Compensation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION.

The compensation program for our executive team recognizes and rewards the achievement of annual and sustained competitive performance. Each element of annual and long-term incentive compensation is tied to performance and closely linked to our strategy, long-term growth model, financial objectives and ultimately total shareholder return (“TSR”). Starting in fiscal 2022, in response to market trends and shareholder feedback, a relative TSR modifier will be added to PSU awards for all officers to further align our long-term incentives with our performance and investor returns.

Percentage	Total Direct
Of CEO Target	Compensation
Compensation	Element	Pay Element	Performance Measure
	BASE SALARY	Cash	●Individual performance and contributions based on scope and complexity of role
	ANNUAL INCENTIVE	Cash-based award	Company Performance (80%) ●Organic net sales growth ●Adjusted operating profit growth Individual Performance (20%)
LONG-TERM INCENTIVE
Performance Share Units (“PSUs”)	Three-year cliff vesting and Three-year measurement period
●Organic net sales growth (Compound Annual Growth Rate (“CAGR”))
●Cumulative free cash flow
●+/- 25% Relative TSR Modifier (new for fiscal 2022 awards)

		Stock Options	Four-year cliff vesting
		Restricted Stock Units	Four-year cliff vesting

Additional information about executive compensation may be found beginning on page 42.

PROPOSAL NUMBER 3:

Ratify Appointment of the Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

Our audit committee is responsible for the selection and engagement of our independent auditor. The audit committee annually reviews qualifications, performance, independence and fees of KPMG, our current registered public accounting firm. The focus of the process is to select and retain the most qualified firm to perform the annual audit. Based on its annual review, the audit committee believes that the retention of KPMG as our independent auditor is in the best interests of the company and its shareholders. We are asking shareholders to ratify the appointment of KPMG for fiscal 2022.

Additional information about the independent registered public accounting firm may be found beginning on page 66.

Notice of 2021 Annual Meeting of Shareholders	13

Proxy Voting Roadmap

PROPOSAL NUMBER 4:

Amendment and Restatement of our Certificate of Incorporation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

Our Restated Certificate of Incorporation includes supermajority voting provisions applicable solely to our holders of cumulative preference stock (of which there currently are none). The board and our corporate governance committee, in their continuing review of corporate governance best practices, have determined that it is appropriate and in the best interests of shareholders to eliminate all of these supermajority voting provisions. Upon the recommendation of the corporate governance committee, the board approved and recommends that our shareholders approve the amendment and restatement of our Restated Certificate of Incorporation to replace these supermajority provisions with a majority voting standard.

Additional information about the amendments to our Restated Certificate of Incorporation may be found beginning on page 69.

14	General Mills Inc.

Frequently Requested Information
Annual Board and Committee Evaluation Process	37	Elements of Compensation	40
Board Leadership Structure	33	Financial Highlights	7
Overseeing Sustainability and Social Responsibility	31	Overseeing Leadership Development, Culture and
CEO Pay Ratio	65	Human Capital Management	28
Robust Clawback Policy	53	The Industry Peer Group	52
Director Independence Determination	38	Shareholder Engagement Program	32
Independent Director Stock Ownership Policy	71	Summary Compensation Table	54

Notice of 2021 Annual Meeting of Shareholders	15

PROPOSAL NUMBER 1:
Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Upon the recommendation of the corporate governance committee, the board has nominated all of the current directors to stand for reelection, except for Roger W. Ferguson Jr. who has decided not to stand for reelection at the end of his term. All of the nominees are independent under New York Stock Exchange (“NYSE”) corporate governance rules, except Chairman and Chief Executive Officer, Jeffrey L. Harmening. See Board Independence and Related Person Transactions on page 38.

Our directors are elected annually by a majority of votes cast to enhance their accountability to shareholders. If an incumbent director is not reelected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. If there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

Each of the director nominees currently serves on the board and was elected by the shareholders at the 2020 Annual Meeting.

If elected, each director will hold office until the 2022 Annual Meeting and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the board, or the board may reduce the number of directors.

Included in each director nominee’s biography is a description of select key qualifications and experiences of such nominee based on the skills and qualifications described on page 19. The board and the corporate governance committee believe that the combination of the various qualifications and experiences of the director nominees will contribute to an effective and well-functioning board and that, individually and as a whole, the director nominees possess the necessary qualifications and capacity to provide effective oversight of the business and counsel to the company’s management to advance our long-term strategy and oversee the interests of our shareholders.

16	General Mills Inc.

Proposal Number 1: Election of Directors

2021 Director Nominees At-A-Glance

Notice of 2021 Annual Meeting of Shareholders	17

Proposal Number 1: Election of Directors

Director Nomination Process

Our board follows an annual director nomination process that promotes thoughtful and in-depth review of overall board composition and director nominees throughout the year. At the beginning of the process, the corporate governance committee reviews current board composition and considers search priorities for any new director candidates. The skills and experiences of our directors are reviewed annually to confirm that our board possesses the traits, attributes and qualifications to successfully guide and oversee the company’s long-term strategy and priorities and continue to promote effective board performance. The corporate governance committee reviews incumbent director candidates, evaluates any changes in circumstances that may impact their candidacy and considers information from the board evaluation process to ensure the board continues to operate effectively. Upon a recommendation from the corporate governance committee, the board of directors approves the nomination of director candidates for election at the Annual Meeting.

The corporate governance committee identifies potential new director candidates using a search firm that is paid a fee for its services, together with referrals and suggestions from board members and shareholders. The committee interviews potential director candidates to confirm their qualifications, interest and availability for board service. This year we did not appoint any new directors to serve on the board.

Board Refreshment and Director Succession Planning

We plan thoughtfully for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

●	Evaluate the depth and diversity of experience of our board;
●	Expand and replace key skills and experience that support our strategies;
●	Continue our record of gender and ethnic diversity; and
●	Maintain a balanced mix of tenures.

Each newly appointed director follows a well-developed and comprehensive onboarding program, which, among other things, includes meetings with board members and senior company leaders and customer and facility tours, ensures directors become well-acclimated to the board in a timely manner.

The corporate governance committee also plans for the orderly succession of the Independent Lead Director and the chairs for the board’s five committees, providing for their identification, development and transition of responsibilities.

Board Composition and Diversity

Bringing together informed directors with different perspectives, in a well-managed, transparent and constructive environment, fosters thoughtful and innovative decision making. We have a policy of encouraging a range of tenures on the board, to ensure both continuity and fresh perspectives among our director nominees. It is also our policy to include racial, ethnic and gender diversity on the board.

Our current director nominees possess a broad range of backgrounds and experiences and a balanced mix of diversity that enriches board discussions and deliberations:

●	Three of our ten independent director nominees are ethnically diverse;
●	Five of our ten independent director nominees are female; and
●	The board exhibits a balanced mix of director tenure.

Diversity has been a core value of our board and the company for many years. We have had at least one female director and one ethnically diverse director on our board for each fiscal year since 1975. We are committed to maintaining the current diversity of the board and will look for opportunities to increase the diversity of the board where appropriate to enhance the overall skills, experiences and profile of the board. Consideration of the overall

18	General Mills Inc.

Proposal Number 1: Election of Directors

gender and ethnic diversity of the board is a significant factor in board succession planning and director recruitment. The search criteria and candidate pools for each new director appointment reflect the board’s commitment to diversity. In keeping with these priorities and commitments, since 2018, we have added four new independent directors, all of whom are female and two of whom are ethnically diverse.

Board Skills, Qualifications and Experience

The director nominees possess the qualifications, skills and experiences necessary to successfully guide and oversee the company’s long-term strategy and priorities. All of our directors have senior executive leadership experience leading large, complex organizations. These experiences are particularly important in evaluating key strategic decisions, setting priorities and critically evaluating performance to drive sustainable, long-term shareholder value. Importantly, many of our directors have backgrounds in consumer packaged goods, retail and other consumer-facing businesses that enable the board to guide management in a rapidly changing business, marketing and product innovation environment. The board also possesses significant financial and accounting expertise that ensures the critical evaluation of strategic actions, strong oversight of performance and shareholder value creation and careful attention to financial disclosures. Additionally, many directors have held international executive positions leading global businesses or segments. These directors provide helpful insights to board discussions as we continue to grow and expand our global operations. Board experience, governance and public policy skills are also key strengths of several of our directors and are important for the effective operation of the board and oversight of the company. While we consider deep and diverse experience to be a strength of the board, we consider the following skills and experiences to be particularly valuable in supporting the company’s strategies and fulfilling the board’s responsibilities:

SENIOR EXECUTIVE LEADERSHIP

We believe that directors who have served as CEOs or senior executives are in a position to challenge management and contribute practical insight into business strategy, operations and human capital management. Our directors provide sources of market intelligence, analysis and relationships that benefit the company.

GLOBAL EXPERIENCE

A significant portion of the company’s growth depends on its success in markets outside the U.S. Directors with a global perspective help us make key strategic decisions in international markets.

INNOVATION Innovation is a core focus for the company and is critical in helping us continue to develop and deploy successful products to meet the demands and preferences of our consumers.

INDUSTRY FOCUS

As a company that relies on the strengths of our branded products, we seek directors who are familiar with the consumer packaged goods and retail industries. These directors help guide the company in assessing trends and external forces in these industries.

GOVERNANCE EXPERTISE A deep understanding of the board’s duties and responsibilities enhances board effectiveness and ensures independent oversight that is aligned with shareholder interests.	HEALTH AND WELLNESS A thorough understanding of the health and wellness trends among our consumers provides management and the board with insights into potential product enhancements and offerings.

ACCOUNTING AND FINANCIAL EXPERTISE

A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting and critically evaluating our performance. Our directors have significant accounting experience, corporate finance expertise and financial reporting backgrounds.

MARKETING/E-COMMERCE EXPERIENCE

Organic sales growth is one of our key financial metrics and directors with marketing expertise provide important perspectives on developing new markets and growing current markets. Sales and marketing expertise in E-commerce and mobile platforms is also vital to our growth and success in these channels.

GOVERNMENT/PUBLIC POLICY EXPERTISE

Directors with governmental and policymaking experience play an increasingly important role on our board as our business becomes more heavily regulated and as our engagement with stakeholders continues to expand.

Notice of 2021 Annual Meeting of Shareholders	19

2021 Director Nominees

R. Kerry Clark Age 69 Independent Director Since 2009 Committees AUDIT, FINANCE (CHAIR) Other Public Directorships ANTHEM, INC. (FORMERLY WELLPOINT, INC.) TEXTRON, INC., AVNET, INC. (2012– 2019)	David M. Cordani Age 55 Independent Director Since 2014 Committees AUDIT, COMPENSATION (CHAIR) Other Public Directorships CIGNA CORPORATION

R. Kerry Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc., a provider of health care products and services, until his retirement in 2009. Mr. Clark joined Cardinal Health in 2006 as President and Chief Executive Officer and became Chairman in 2007. Prior to that, Mr. Clark had been with The Procter & Gamble Company, a consumer products company, since 1974. There, he held various positions including President of P&G Asia; President, Global Market Development and Business Operations; and from 2004 to 2006, Vice Chairman of the Board.

Contributions to the Board

●As the former Chairman and Chief Executive Officer at Cardinal Health and Vice Chairman of Procter & Gamble Company’s board, Mr. Clark brings business leadership and strategic planning skills, governance expertise and operating background to the board.
●With a strong background in consumer packaged goods and health care products, he brings to the board extensive experience in launching new products, brand-building, marketing and partnering with customers across sales channels.
●Mr. Clark also lends a global business perspective, developed through his leadership of global business operations at Procter & Gamble.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Global Experience

Governance Expertise

Health and Wellness

David M. Cordani is President and Chief Executive Officer of Cigna Corporation, a global health insurance and health services company. Mr. Cordani joined Cigna in 1991 and has held a variety of finance and operating positions, including Chief Financial Officer for Cigna HealthCare and President and Chief Operating Officer for Cigna Corporation. He was named Chief Executive Officer of Cigna Corporation in 2009. Prior to joining Cigna, he held several senior staff positions at Coopers & Lybrand, an accounting firm.

Contributions to the Board

●From his tenure as Chief Executive Officer of Cigna Corporation, Mr. Cordani is attuned to the challenges of operating and growing a consumer-facing, S&P 500 company in a highly regulated industry. Mr. Cordani brings current insights on business leadership, strategic planning and corporate governance.
●His career-long experience in the health services industry enables him to contribute insights on emerging health and wellness trends and their potential impact on businesses and consumers.
●Mr. Cordani’s background as a certified public accountant and chief financial officer provides significant risk management and financial expertise to the board and audit committee. He is one of our audit committee financial experts.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Accounting and Financial Experience

Governance Expertise

Health and Wellness

Government/Public Policy Expertise

20	General Mills Inc.

Proposal Number 1: Election of Directors

Jeffrey L. Harmening Age 54 Director Since June 2017 Other Public Directorships THE TORO COMPANY	Maria G. Henry Age 55 Independent Director Since 2016 Committees AUDIT (CHAIR), FINANCE

Jeffrey L. Harmening is Chairman and Chief Executive Officer of General Mills, Inc. Mr. Harmening joined General Mills in 1994 and served in a variety of positions before becoming Vice President of Marketing for Cereal Partners Worldwide (“CPW”), the company’s joint venture with Nestlé based in Switzerland, in 2003. Mr. Harmening served as Vice President and Senior Vice President of the Big G cereal division from 2007 to 2012, and Senior Vice President, Chief Executive Officer of CPW from 2012 to 2014. From 2014 to June 2016, he served as Executive Vice President, Chief Operating Officer, U.S. Retail. Mr. Harmening was appointed President and Chief Operating Officer of General Mills in July of 2016, Chief Executive Officer in June of 2017 and Chairman in January of 2018.

Contributions to the Board

●With over 20 years of service at General Mills in a variety of senior leadership roles across several business categories, Mr. Harmening’s deep knowledge of the company’s business and the markets in which we operate position him well to serve as our Chairman and Chief Executive Officer.
●Prior to his appointment as Chief Executive Officer, Mr. Harmening served in a number of key management and operational roles in the company’s North America Retail division.
●He also spent six years abroad focusing on our international operations, including two years as Chief Executive Officer of CPW.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Global Experience

Marketing/E-commerce Experience

Health and Wellness

Maria G. Henry has been Chief Financial Officer of Kimberly-Clark Corporation since 2015. Prior to that, she was Executive Vice President and Chief Financial Officer of Hillshire Brands, formerly known as Sara Lee Corporation, from 2012 to 2014. Ms. Henry was the Chief Financial Officer of Sara Lee’s North American Retail and Foodservice business from 2011 to 2012. Prior to Sara Lee, she held various senior leadership positions in finance and strategy in three portfolio companies of Clayton, Dubilier, and Rice, most recently as Executive Vice President and Chief Financial Officer of Culligan International from 2005 to 2011. Ms. Henry also held senior finance roles in several technology companies, and she began her career at General Electric.

Contributions to the Board

●Ms. Henry brings significant accounting, auditing and financial reporting expertise to the board and audit committee. She is one of our audit committee financial experts.
●As an active Chief Financial Officer of a global company who is directly responsible for finance, accounting, real estate and investor relations, Ms. Henry offers capital markets expertise and current insights on public company financial, governance and leadership matters.
●Ms. Henry’s consumer products background and experience make her well-positioned to critically and thoughtfully review and guide company strategy.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Accounting and Financial Experience

Global Experience

Governance Expertise

Notice of 2021 Annual Meeting of Shareholders	21

Proposal Number 1: Election of Directors

Jo Ann Jenkins Age 63 Independent Director Since January 2020 Committees CORPORATE GOVERNANCE, PUBLIC RESPONSIBILITY Other Public Directorships AVNET, INC.	Elizabeth C. Lempres Age 60 Independent Director Since June 2019 Committees AUDIT, COMPENSATION Other Public Directorships AXALTA COATING SYSTEMS LTD. TRAEGER, INC.

Jo Ann Jenkins has served as Chief Executive Officer of AARP, Inc., the nation’s largest nonprofit organization serving Americans aged 50 and older, since 2014. From 2013 to 2014, Ms. Jenkins served as Executive Vice President and Chief Operating Officer of AARP, and from 2010 to 2013 as President of the AARP Foundation. Prior to joining AARP, Ms. Jenkins served at the Library of Congress as Chief Operating Officer and Chief of Staff. She has also held a variety of senior roles at the U.S. Department of Agriculture, the U.S. Department of Transportation and the U.S. Department of Housing and Urban Development.

Contributions to the Board

●As the Chief Executive Officer of AARP, Ms. Jenkins brings to the board a deep understanding of strategic management and innovative marketing from her experiences leading and transforming one of the nation’s largest nonprofit organizations.
●Ms. Jenkins contributes valuable insights to the board on public policy, government affairs and community relations matters based on her senior leadership positions at the Library of Congress, U.S. Department of Agriculture, U.S. Department of Transportation and U.S. Department of Housing and Urban Development.
●Her public and private board service and advisory experiences deepen the board’s overall governance expertise.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Marketing/E-commerce Experience

Innovation

Governance Expertise

Government/Public Policy Expertise

Elizabeth C. Lempres served as Senior Partner at McKinsey & Company, a management consulting firm, until her retirement in August 2017. Ms. Lempres joined McKinsey & Company in 1989 and held a variety of positions of increasing responsibility during her career including Senior Partner and Global Leader, Private Equity and Principal Investors from 2016 to 2017; and Senior Partner and Global Leader, Consumer Sector from 2010 to 2014. Prior to McKinsey & Company, she held positions in engineering-related fields at IBM and General Electric.

Contributions to the Board

●Ms. Lempres’ extensive senior leadership experience advising international consumer goods companies on complex management and strategy matters provides unique perspective and expertise to the board’s strategic planning process.
●As former Senior Partner and Global Leader of McKinsey’s Consumer Sector, Ms. Lempres brings substantial global consulting experience in the consumer products and retail sectors to the board. Her experience leading teams across North America, Latin America, Europe, Asia and Africa also provides valuable perspective on the company’s international markets and operations.
●Ms. Lempres’ public company board experience, financial expertise and risk management skills are valuable assets to the board, the audit committee and the compensation committee.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Accounting and Financial Experience

Global Experience

Governance Expertise

22	General Mills Inc.

Proposal Number 1: Election of Directors

Diane L. Neal Age 65 Independent Director Since November 2018 Committees CORPORATE GOVERNANCE, PUBLIC RESPONSIBILITY Other Public Directorships FOSSIL GROUP, INC.	Steve Odland, Independent Lead Director Age 62 Independent Director Since 2004 Committees FINANCE, PUBLIC RESPONSIBILITY

Diane L. Neal served as Chief Executive Officer of Sur La Table, Inc., a consumer-facing retail company, from 2014 until her retirement in January 2017. From 2012 to 2014, Ms. Neal served as an advisor to select retail companies including L Brands, Inc., the parent company of Bath & Body Works where she served as Chief Executive Officer from 2007 to 2011. Ms. Neal joined Bath & Body Works in 2006 as President and Chief Operating Officer. Ms. Neal served with Gap Inc. from 2004 to 2006, where she held the positions of President, Outlet Division and Senior Vice President, Merchandising, Outlet Division. Previously, she served at Target Corporation for more than 20 years in various executive and leadership roles, including President of Mervyn’s from 2001 to 2004.

Contributions to the Board

●Ms. Neal’s significant senior executive experience in consumer and retail facing businesses provides the board with valuable consumer and retail insights.
●As a senior executive for innovative and marketing-focused retail companies, Ms. Neal provides valuable perspectives on new and unique initiatives to meet evolving consumer needs and behaviors.
●Ms. Neal’s public company board experience and corporate governance expertise strengthen our board and corporate governance committee discussions.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Innovation

Governance Expertise

Marketing/E-commerce Experience

Steve Odland is the President and Chief Executive Officer of The Conference Board. From 2013 to June of 2018, Mr. Odland was President and Chief Executive Officer of The Conference Board’s public policy affiliate, the Committee for Economic Development. From 2011 to 2012, he was an Adjunct Professor in the graduate school of business at Lynn University and at Florida Atlantic University. Mr. Odland served as Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, from 2005 until 2010. From 2001 to 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Prior to that, he served as President and Chief Executive Officer of Tops Markets, Inc., a U.S. food retailer, from 1998 to 2000, and as President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996. Mr. Odland is also currently a Senior Advisor at Peter J. Solomon Company, and a CNBC contributor.

Contributions to the Board

●As our Independent Lead Director, Mr. Odland draws on his business leadership, corporate strategy and governance expertise to provide strong, independent board leadership and to ensure board effectiveness by fostering active discussion and collaboration among the independent directors and serving as an effective liaison with management.
●He provides valuable insights into food, consumer products marketing, brand-building, internet marketing and sales, food service and international management from his executive roles in the food industry at Tops Markets, Quaker Oats and Sara Lee.
●Mr. Odland also lends expertise on public policy, economics and corporate governance from his experience as President and Chief Executive Officer of The Conference Board.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Global Expertise

Governance Expertise

Marketing/E-commerce Experience

Notice of 2021 Annual Meeting of Shareholders	23

Proposal Number 1: Election of Directors

Maria A. Sastre Age 66 Independent Director Since June 2018 Committees COMPENSATION, CORPORATE GOVERNANCE Other Public Directorships O’REILLY AUTOMOTIVE, INC., PUBLIX SUPERMARKETS, INC. (2005 – 2016)	Eric D. Sprunk Age 57 Independent Director Since 2015 Committees AUDIT, PUBLIC RESPONSIBILITY (CHAIR) Other Public Directorships BOMBARDIER INC.

Maria A. Sastre served as President and Chief Operating Officer of Signature Flight Support Corporation, the world’s largest network of fixed-base operations and support services for private and business aviation, from 2013 until her retirement in 2018. Ms. Sastre joined Signature Flight in 2010 as its Chief Operating Officer. From 2009 to 2010, she was President and Chief Executive Officer of Take Stock in Children, Inc., a Florida based non-profit that helps low-income youth escape the cycle of poverty through education. Ms. Sastre served with Royal Caribbean Cruises LTD from 2000 to 2008, where she held the positions of Vice President, International, Asia, Latin America & Caribbean and Vice President of Hotel Operations. Previously, she had held various executive and leadership roles at United Airlines, Inc., Continental Airlines, Inc. and Eastern Airlines, Inc.

Contributions to the Board

●Ms. Sastre’s significant senior executive experience in consumer-facing businesses, together with over 20 years of public company board service at large retail grocery, restaurants and healthcare companies, provide the board with valuable consumer, food service and health and wellness insights.
●Her global management expertise overseeing operations and marketing initiatives in Asia and Latin America, as well as her international merger and acquisition work, deepens the board’s global perspective and marketing expertise.
●Ms. Sastre has significant corporate governance and public company board experience, including service on audit, corporate governance and talent and compensation committees and chairing finance and talent and compensation committees.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Global Experience

Governance Expertise

Health and Wellness

Eric D. Sprunk served as Chief Operating Officer of NIKE, Inc., an athletic footwear and apparel business, from 2013 until his retirement in April 2020. Mr. Sprunk joined NIKE in 1993, and held a variety of positions, including Regional General Manager of NIKE Europe Footwear from 1998 to 2000, Vice President & General Manager of the Americas from 2000 to 2001, Vice President of Global Footwear from 2001 to 2009 and Vice President of Merchandising and Product from 2009 to 2013. Prior to joining NIKE, Mr. Sprunk was a certified public accountant with the accounting firm Price-Waterhouse from 1987 to 1993.

Contributions to the Board

●As the former Chief Operating Officer at a global, brand-based consumer products company, Mr. Sprunk brings relevant marketing experience to the board, as well as operating expertise in key functions including manufacturing, sourcing, sales and procurement. His experience as Vice President of Merchandising and Product also provides the board with valuable perspectives on product innovation and development.
●His global and regional international management experiences at NIKE provide the board with a unique perspective on developing and marketing innovative products in consumer markets around the world.
●Mr. Sprunk is a certified public accountant who has worked in senior financial roles at NIKE and Price-Waterhouse, which provides valuable financial and accounting expertise. Mr. Sprunk is one of the audit committee’s financial experts.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Accounting and Financial Expertise

Global Experience

Marketing/E-commerce Experience

Innovation

24	General Mills Inc.

Proposal Number 1: Election of Directors

Jorge A. Uribe Age 64 Independent Director Since 2016 Committees COMPENSATION, PUBLIC RESPONSIBILITY Other Public Directorships INGREDION INCORPORATED

Jorge A. Uribe served as Global Productivity and Organization Transformation Officer at The Procter & Gamble Company, a consumer products company, from 2012 until his retirement in 2015. Prior to 2012, Mr. Uribe served as Group President of Latin America at Procter & Gamble from 2004 to 2012, as Vice President, Marketing and Customer Business Development, Latin America from 2001 to 2004 and as Vice President, Venezuela and Andean Region from 1999 to 2001.

Contributions to the Board

●Mr. Uribe’s international management background, including multi-regional and multi-country responsibility for operations throughout Latin America, together with his personal experience living and working outside the U.S., provides valuable perspective on the company’s international markets and operations.
●As the former Global Productivity and Organization Transformation Officer of Procter & Gamble, Mr. Uribe brings first-hand experience in leading innovative organizational changes through efficiency improvement and cost management.
●The experiences developed throughout his career at Procter & Gamble deepen the board’s overall consumer products, innovation and marketing expertise.

Key Skills, Qualifications and Experience

Senior Executive Leadership

Industry Focus

Global Experience

Marketing/E-commerce Experience

Innovation

Notice of 2021 Annual Meeting of Shareholders	25

Corporate Governance

Corporate Governance Policies and Practices

Board Independence and Composition	Independent and diverse board of directors
Strong Independent Lead Director with authority to approve board meeting agendas
Comprehensive director nomination and board refreshment process
Executive sessions for independent directors at each board meeting

Active and Engaged Board	Thoughtful management development and succession plans for the CEO and his direct reports
Strong oversight of culture, human capital management and leadership development programs and strategies
Active shareholder engagement program with regular updates to the board
Substantive annual board and committee evaluations
Board and committee agendas developed annually to address core responsibilities
Enterprise risk management processes at board and committee levels
Extensive oversight of sustainability and public policy issues impacting our business

Shareholder Rights	Annual director elections based on a majority vote
Proxy access by-law
Board service policies limiting the number of public company boards on which our directors may serve

Our Board’s Key Responsibilities

Our board is elected by the shareholders to oversee their interests in the long-term health and overall success of the company’s business. In exercising its fiduciary duties, the board represents and acts on behalf of our shareholders and is committed to strong corporate governance, as reflected in our corporate governance principles (available on our website at www.generalmills.com in the Investors section).

The board’s key responsibilities and priorities include:

26	General Mills Inc.

Overseeing Business Strategy

The board’s significant industry and management expertise is critical in shaping the company’s business strategy. In a challenging and dynamic business environment, our directors are an important resource for thoughtful, candid and ongoing insights into strategic issues facing the company, including product portfolio development and innovation, strategic investments, acquisitions and divestitures, margin improvement and organizational design.

Board Responsibilities
●Guiding and overseeing corporate strategy is the board’s primary focus, and the board’s oversight of strategy development and its assessment of management’s execution and progress against key priorities is deeply embedded in our annual meeting calendar and agendas.
●The board dedicates time at each board meeting to review and discuss long-term strategic planning, including consideration of external business dynamics, emerging trends and risks and potential strategic alternatives. These discussions provide an opportunity for the board to constructively engage with management to review and advance corporate strategy.
●The board critically reviews acquisition and divestiture activity, significant capital investments and cash returns to shareholders through share repurchase plans and dividend payments. These strategic actions and investments are reviewed and approved by the board following open and engaged discussions of the full board.
●As part of its oversight, the board reviews and discusses with management at each board meeting a set of detailed operating reports, including current financial performance versus plan. Focused discussions of key business issues, segment and business unit operations and strategic developments are also held at each board meeting.
●At each board meeting, the independent directors meet in executive session to discuss business and strategic matters. These meetings are led by our Independent Lead Director.

Board’s Actions
ACCELERATE STRATEGY
For more than a year, the board worked closely with management at each board meeting to develop our Accelerate strategy. This strategy prioritizes the markets and platforms with the best prospects for profitable growth, provides a roadmap for reshaping our portfolio and guides investments in key capabilities. The board receives updates at each meeting to critically oversee and assess the company’s execution of the Accelerate strategy to address challenges in the marketplace and drive future success.

THROUGHOUT THE COVID-19 PANDEMIC
Our directors have been a critical resource for management as the company assesses and addresses the strategic impacts of the economic uncertainty and turmoil caused by the COVID-19 pandemic. During the pandemic, the board has been focused on our actions to safeguard our people, set business plans, secure access to capital and prioritize investments.

ANNUAL AND ONGOING BUSINESS REVIEW
At the beginning of the year, the board formally reviews our annual and longer-term business plans, financial targets and plans for achieving those targets. The board monitors performance against the company’s strategic objectives and financial targets throughout the year and helps ensure the integrity of our financial results.

Notice of 2021 Annual Meeting of Shareholders	27

Corporate Governance

Overseeing Leadership Development, Culture and Human Capital Management

Leadership Development and Talent Management

Recruiting, developing and engaging our workforce is critical to executing our strategy and achieving business success. The board oversees and is regularly updated on the company’s leadership development and talent management strategies designed to recruit, develop and retain global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. The board formally reviews and discusses management development and succession plans for the Chief Executive Officer and his direct reports, including individual executive transitions. These reviews include an assessment of senior executives and their potential as successor to the Chief Executive Officer. To enhance the board’s understanding of the company’s talent pipeline, the board meets regularly with high-potential executives in formal and informal settings. The board has also adopted procedures to elect a successor in the event of the Chief Executive Officer’s sudden incapacity or departure.

Beyond leadership development, our board is continuously focused on culture and human capital management priorities for promoting a safe, inclusive and respectful work environment, where employees across our entire workforce feel empowered to speak on issues important to them, inspired to act ethically and with integrity and raise concerns and encouraged to implement new and innovative ideas in the best interests of the business.

Culture and Employee Engagement

The board is keenly interested in ensuring that the company maintains and promotes a culture that fosters the values, behaviors and attributes necessary to advance the company’s business strategy and purpose. To foster employee engagement and commitment, we follow a robust process to listen to employees, take action and measure our progress with on-going employee conversations, transparent communications and employee engagement surveys. The board receives regular updates on matters of employee culture and engagement.

Beyond the Boardroom: Understanding Our Culture

To enhance the board’s understanding of the company’s work environment and culture, the board regularly conducts meetings and schedules site visits at the company’s food production facilities. More broadly, the board and its applicable committees provide oversight on culture and human capital management topics, including diversity and inclusion, pay equity, recruiting and development, ethics and compliance and programs to prevent harassment and promote workplace health and safety. The board also reviews critical feedback provided through regular employee culture surveys and receives updates on management’s plans for addressing concerns or potential areas of improvement.

Human Capital Management

The efficient production of high-quality products and successful execution of our strategy requires a talented, skilled and engaged team of employees. We work to equip our employees with critical skills and expand their contributions over time by providing a range of training and career development opportunities, including hands-on experiences via challenging work assignments and job rotations, coaching and mentoring opportunities and training programs.

We are committed to maintaining a safe and secure workplace for our employees. We set specific safety standards to identify and manage critical risks. We use global safety management systems and employee training to ensure consistent implementation of safety protocols and accurate measurement and tracking of incidents. To provide a safe and secure working environment for our employees, we prohibit workplace discrimination, and we do not tolerate abusive conduct or harassment. Our attention to the health and safety of our workforce extends to the workers and communities in our supply chain. We believe that respect for human rights is fundamental to our purpose of making food the world loves and to our commitment to ethical business conduct.

28	General Mills Inc.

Corporate Governance

Diversity and Inclusion

We believe that fostering a culture of inclusion and belonging strengthens our ability to recruit talent and allows all of our employees to thrive and succeed. We actively cultivate a culture that acknowledges, respects and values all dimensions of diversity – including gender, race, sexual orientation, ability, backgrounds and beliefs. Ensuring diversity of input and perspectives is core to our business strategy, and we are committed to recruiting, retaining, developing and advancing a workforce that reflects the diversity of the consumers we serve. This commitment starts with our company leadership where women represent 41% of our officer and director population, and 19% of these professionals are racially or ethnically diverse.

We embed our culture of inclusion and belonging into our day-to-day ways of working through: Courageous Conversations, which bring the organization together to tackle difficult-to-address topics openly and candidly; an Allyship Framework, which supports our employees on their journey as allies with practical solutions for the workplace; Inclusion Contacts consisting of a library of topics used at the beginning of meetings to foster discussion, build empathy and increase understanding; and strong employee networks made available for our employee communities to have space to process, react and grow.

Supporting Our Workforce
During the COVID-19 pandemic, General Mills implemented an enterprise-wide response to ensure the health and safety of all of our 35,000 employees. In our manufacturing facilities, we enacted social distancing protocols, temperature checks, enhanced sanitation, mask use and other protective equipment and practices. Our layered protections, combined with robust contact tracing and exclusion protocols, enable the continued operation of our manufacturing and distribution facilities without significant disruption. During the pandemic, our office staff shifted primarily to working remotely as dictated by local conditions.

Notice of 2021 Annual Meeting of Shareholders	29

Corporate Governance

Overseeing Risk Management

Board The board oversees risk management related to the entire corporate enterprise, as informed by management updates and by the work of board committees.

Committees The committees oversee risks within their respective areas of accountability and report back to the board.

Management Management provides regular updates to the board and committees regarding the company’s risk exposures and mitigation effects.

The full board is actively engaged in overseeing the company’s risk management. The board exercises its risk oversight throughout the year, both at the full board level and through its standing committees, which are comprised solely of independent directors. While the board and its committees oversee key risk areas, company management is charged with the day-to-day management of risk. The company has robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the board. These processes include a robust enterprise risk management (ERM) program that is designed to identify and assess risks that may have a significant impact on our business, regular internal risk management meetings, a risk committee of senior management with ownership for strategic risks, operating risk owners with accountability for risk management activities, codes of conduct, a strong legal department and ethics and compliance office and a comprehensive internal and external audit process.

To ensure that the board fulfills its risk oversight role in a comprehensive and coordinated manner, the responsibility for overseeing specific aspects and areas of our risk management program is purposefully assigned to the full board and board committees.

●The audit committee has primary responsibility for reviewing and monitoring the company’s ERM program, which is designed to identify, manage and mitigate critical risks. Management provides ERM updates to the audit committee throughout the year to assist the committee in ensuring that the company has a robust ERM program that is operating effectively. The audit committee’s oversight of the company’s ERM program includes a review of the process for identifying and vetting possible risks, a review of the list of ERM risks identified by management and a summary of actions and strategies to mitigate ERM risks. The chair of the audit committee provides the full board with regular reports on the ERM program. We continue to enhance our ERM program to ensure that key strategic risks are identified and considered by senior management and the board throughout the strategic planning process.
●The audit, compensation, corporate governance, finance and public responsibility committees are each responsible for overseeing risks consistent with the responsibilities of these committees. The board has mapped the list of ERM risks to the roles and objectives of the full board and board committees to ensure that all ERM risks are overseen by the board or the relevant committee. As new ERM risks are identified, the corporate governance committee makes a recommendation to the board on risk oversight responsibility for the new risks. The committee charters and agendas are updated and revised as necessary to clarify responsibility for overseeing specific risks. Each board committee reports to the full board on their particular risk oversight activities. The key responsibilities of each board committee are highlighted under Board Committees and Their Functions beginning on page 34.
●In addition to reviewing the ERM process and discussing key risks and mitigating activities, the full board discusses risks related to the company’s annual financial plan at the beginning of each fiscal year, and risks related to business strategy during its strategic planning meetings. Throughout the year, the board continues to address these risks in follow-up discussions. The full board also encourages management to promote a corporate culture that integrates risk management into the company’s corporate strategy and day-to-day business operations in a way that is consistent with the company’s targeted risk profile.

We also conduct an annual risk assessment of the company’s employee compensation policies and practices, including those that apply to our executive officers, to ensure that the policies and practices do not encourage excessive risk-taking in order to maximize compensation. The compensation committee oversees the process, and Frederic W. Cook & Co., Inc., the independent compensation consultant, participates in identifying and assessing risk.

The company believes that the board’s leadership structure, discussed in more detail on page 33, supports the risk oversight function of the board by providing for open communication between management and the board and including all directors in the risk oversight process. In addition, strong independent directors chair each of the board’s five committees, which provide in-depth focus on certain categories of risk.

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Corporate Governance

Overseeing Sustainability and Social Responsibility

The board is focused on ensuring the company takes appropriate steps to address areas of risk and opportunity where the company has the greatest environmental and social impact. The board has made it a priority to ensure sustainability, environmental and regeneration considerations and goals are reflected at all levels of the company. The company has worked to create a robust sustainability culture and has built the oversight structure set forth below to ensure it remains a priority. We continue to refine and enhance our sustainability program and governance to ensure appropriate oversight and accountability.

SEE PAGES 10-11 FOR SUSTAINABILITY AND SOCIAL RESPONSIBILITY HIGHLIGHTS

Public Responsibility Committee

In 1971, General Mills was one of the first large public companies to form a public responsibility committee of the board. Today, among other things, the committee monitors progress against the company’s goals and efforts and oversees the company’s sustainability and corporate social responsibility strategies, plans and objectives.

Sustainability Governance Committee

The General Mills sustainability governance committee has ultimate accountability for the company’s global responsibility, sustainability, environmental and regeneration programs. The Chairman and Chief Executive Officer convenes the sustainability governance committee, which consists of the Chairman and Chief Executive Officer, Chief Financial Officer, Chief Transformation and Enterprise Services Officer, Chief Innovation, Technology and Quality Officer and the General Counsel and Secretary, at least three times per year. Our Chief Sustainability and Social Impact Officer is secretary of the sustainability governance committee and attends all meetings.

Global Sustainability Team

The company’s Global Sustainability team is led by our Chief Sustainability and Social Impact Officer who stewards the company’s sustainability, environmental and regeneration work. The Chief Sustainability and Social Impact Officer reports to the Chief Transformation and Enterprise Services Officer and works closely with the Vice President of Sourcing and other key business leaders to develop, coordinate and execute programs to achieve company-wide sustainability targets.

Notice of 2021 Annual Meeting of Shareholders	31

Corporate Governance

Representing Shareholders

One of the board’s primary roles is to represent the company’s shareholders. To fulfill this role, the board believes the company must maintain a strong year-round engagement program with its shareholders. To that end, the board has worked with management to develop a robust annual shareholder engagement program that includes management members from our investor relations, corporate governance, sustainability and executive compensation teams. As appropriate, our directors are also available to meet directly with shareholders. In most circumstances, our Independent Lead Director will serve as the board’s representative for any board-level engagement with investors.

Shareholder Engagement Program

SUMMER	FALL	WINTER/SPRING
●Publish annual report and proxy statement ●Active outreach with top investors to discuss important items to be considered at Annual Meeting ●Annual Meeting
●Review results from the Annual Meeting
●Share investor feedback with board of directors and board committees
●Evaluate proxy season trends, corporate governance best practices, regulatory developments and our current practices

●Active outreach with top investors to discuss corporate governance, executive compensation, environmental and social matters and other areas of interest
●Share investor feedback with board of directors and board committees
●Board of directors considers investor feedback received throughout the year

Fiscal 2021 Shareholder Engagement
MEETINGS Members of management and the board met with holders representing approximately 50% of our outstanding shares and 63% of our institutional ownership.
OUTREACH Our management team sought input from holders representing approximately 56% of our outstanding shares and 71% of our institutional ownership.

32	General Mills Inc.

Corporate Governance

Board Leadership Structure

Strong independent board leadership is essential to the effective operation of the board and to enable the board to fulfill its responsibilities. Our independent directors choose the board leadership structure that in their judgment best serves the interests of the company and its shareholders. Having the flexibility and discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman, or whether the roles should be separated, is critical for allowing the independent directors to consider and select the best leadership structure.

Jeffrey L. Harmening Chairman and Chief Executive Officer	Steve Odland Independent Lead Director

Mr. Harmening has more than 20 years of leadership experience with General Mills and possesses a deep understanding of the company’s businesses and markets. As Chairman and Chief Executive Officer, Mr. Harmening is in the best position to apply his experience and expertise in assessing industry dynamics and guiding the board’s discussions of strategy and business performance.	Mr. Odland has served as the Independent Lead Director since September 2019. Mr. Odland draws on his leadership, strategic planning and governance expertise to foster active discussion and collaboration among the independent directors on the board and to serve as an effective liaison with management.

Current Leadership Structure

Mr. Harmening serves as the company’s Chairman and Chief Executive Officer, providing the organization with clear, consistent leadership, strategic vision and management accountability. Mr. Odland serves as the board’s Independent Lead Director, providing leadership for the independent directors and ensuring independent oversight of management and the affairs of the company. The board’s current leadership structure was unanimously adopted and approved by the board’s independent directors.

The board believes that the critical oversight provided by an independent board and strong Independent Lead Director, combined with the organizational leadership of the Chairman and Chief Executive Officer, best serves the interests of the company and its shareholders. This arrangement creates an environment in which the board works collaboratively with management, while ensuring that the independent directors can effectively oversee performance and hold senior leaders accountable. In recognition of the large, complex and global nature of our business, the board recognizes that a combined Chairman and Chief Executive Officer provides clear leadership and accountability throughout the organization and best ensures alignment between the board and management on issues of strategy, priorities and accountability.

Independent Lead Director

At any time when the board determines that the same individual should hold the positions of Chairman and Chief Executive Officer, or at any time when the Chairman is not independent, the independent directors elect an Independent Lead Director. The board recognizes the importance of appointing an Independent Lead Director to maintain a strong independent board leadership structure that functions collaboratively with management, while maintaining independent oversight. Therefore, the position of Independent Lead Director comes with a clear mandate and significant authority and responsibilities. The primary responsibilities of the Independent Lead Director are set forth below:

●	Reviews and approves board agendas with the Chairman;
●	Presides at all board meetings at which the Chairman is not present, including executive sessions of the independent directors (held at each board meeting), and informs the Chairman of issues considered and decisions reached during those sessions;
●	Facilitates effective and candid board discussions and communications to optimize board performance;

Notice of 2021 Annual Meeting of Shareholders	33

Corporate Governance

●	Meets regularly with the Chairman, serves as a liaison between the Chairman and the independent directors, and helps facilitate communications between the board and senior management;
●	Leads the board in setting forth and enforcing its expectations of ethical standards at the board and senior leadership levels;
●	Oversees board evaluations, and leads the board’s process for selecting his or her successor;
●	Advises the Chairman of the board’s informational needs and reviews and approves the types of information sent to the board;
●	Calls meetings of the independent directors, as needed, and sets agendas for executive sessions;
●	Monitors and coordinates with the Chairman and chair of the corporate governance committee on governance issues; and
●	Serves as a board representative for consultation and direct communication with major shareholders.

Our Independent Lead Director is elected to serve for a three-year term, with the appointment ratified annually.

Board Committees and Their Functions

The board has five standing committees that are each composed entirely of independent directors. A copy of each committee’s charter may be found on our website at www.generalmills.com in the Investors section under “Corporate Governance.” Assignments are rotated periodically to ensure that each committee has an appropriate mix of tenure and experience.

Audit Committee
Members:	Number of meetings in fiscal 2021: Seven
Maria G. Henry (Chair)
R. Kerry Clark
David M. Cordani
Elizabeth C. Lempres
Eric D. Sprunk

Functions:

●	Oversees integrity, adequacy and effectiveness of internal control, audit and financial reporting processes;
●	Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees;
●	Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit;
●	Oversees the company’s ethics and compliance program to ensure compliance with applicable laws, corporate policies and the company’s Employee Code of Conduct;
●	Reviews and discusses with management the company’s annual risk assessment and the enterprise risk management program for identifying, assessing and managing key strategic and operational risks;
●	Reviews and approves our annual audited financial statements before issuance, subject to the board of directors’ approval;
●	Reviews and discusses with management the Audit Committee Report and recommends its inclusion in the proxy statement; and
●	Reviews the performance of the internal audit function.

Financial Experts:
The board of directors has unanimously determined that (i) all audit committee members are financially literate under the NYSE listing standards and (ii) Ms. Henry, Mr. Clark, Mr. Cordani and Mr. Sprunk qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the NYSE listing standards. Each member also met the independence standards for audit committee membership under the rules of the SEC during fiscal 2021.

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Corporate Governance

Compensation Committee
Members:	Number of meetings in fiscal 2021: Six
David M. Cordani (Chair)
Elizabeth C. Lempres
Maria A. Sastre
Jorge A. Uribe

Functions:

●	Reviews compensation policies for executive officers and employees to ensure they align with our compensation philosophy and provide appropriate motivation for company performance and increased shareholder value;
●	Reviews our culture and human capital management policies and practices to ensure that they are appropriately designed to engage and inspire our teams;
●	Conducts performance reviews of the Chief Executive Officer;
●	Recommends compensation and equity awards for the Chief Executive Officer and approves them for other executive officers;
●	Recommends the compensation and equity awards for the independent directors;
●	Reviews and discusses with management an annual risk assessment of the compensation policies for executive officers and employees; and
●	Reviews and discusses with management the Compensation Committee Report and recommends its inclusion in the proxy statement.

Each member met the independence standards for compensation committee membership under the listing standards of the NYSE during fiscal 2021.

Corporate Governance Committee
Members:	Number of meetings in fiscal 2021: Four
Roger W. Ferguson Jr. (Chair)
Jo Ann Jenkins
Diane L. Neal
Maria A. Sastre

Functions:

●	Monitors and recommends changes in the organization and procedures of the board, including committee appointments and corporate governance policies;
●	Develops policy on composition, participation and size of the board as well as tenure and retirement of directors;
●	Recommends candidates for election to the board and evaluates continuing service of incumbent directors;
●	Oversees the annual board self-evaluation process; and
●	Reviews and approves transactions between General Mills and related persons.

Notice of 2021 Annual Meeting of Shareholders	35

Corporate Governance

Finance Committee
Members:	Number of meetings in fiscal 2021: Four
R. Kerry Clark (Chair)
Roger W. Ferguson Jr.
Maria G. Henry
Steve Odland

Functions:

●	Reviews financial policies and objectives, including capital allocation and dividend policy;
●	Reviews changes in our capital structure, including debt issuances, common stock sales, share repurchases and stock splits;
●	Reviews significant capital investments, acquisitions and divestitures;
●	Reviews the annual business plan and related financing implications; and
●	Reviews financial risk management strategies, including the use of derivatives.

Public Responsibility Committee
Members:	Number of meetings in fiscal 2021: Three
Eric D. Sprunk (Chair)
Jo Ann Jenkins
Diane L. Neal
Steve Odland
Jorge A. Uribe

Functions:

●	Reviews policies and procedures related to food and human safety;
●	Oversees public policy issues affecting General Mills, including nutrition, marketing and advertising;
●	Monitors our corporate social responsibility and sustainability strategies, plans and objectives;
●	Evaluates our relationships with external constituencies and stakeholders, and oversees the reputation and standing of our corporate brand;
●	Reviews our policies governing political contributions and our record of contributions; and
●	Monitors our charitable giving and volunteer work.

Director Attendance

Directors are expected to attend all board and committee meetings, as well as the annual meetings of shareholders, absent exigent circumstances. All of our directors in office at the time attended the 2020 Annual Meeting of Shareholders. During fiscal 2021, the board of directors met 6 times and various committees of the board met a total of 24 times. All directors attended at least 75% of the aggregate total meetings of the board and board committees on which they served during fiscal 2021.

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Corporate Governance

Annual Board and Committee Evaluation Process

The board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The evaluation processes utilized by the board are designed to assess board and committee effectiveness as well as individual director performance and contribution levels. The corporate governance committee considers the results of the annual evaluations in connection with its review of director nominees to ensure the board continues to operate effectively. The evaluation results are also used to provide feedback to individual directors. In keeping with our robust evaluation process, in fiscal 2021, in addition to written board and committee evaluations, our Independent Lead Director conducted individual director interviews. These interviews yielded valuable information for the Chairman and corporate governance committee to consider during the board evaluation process and on a go-forward basis to enhance board effectiveness.

Performed By	Frequency	Process	Results
All Directors	Annual

Board members complete written board self-evaluations which: (a) provide for quantitative ratings of key board priorities and the operation of the board and (b) seek subjective feedback on areas for improvement.

●The Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results.
●The Independent Lead Director reviews a summary of the results with the full board, and enhancements are implemented as appropriate.
●For third-party reviews, the Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results with the independent consultant to identify feedback to the board on how it can enhance its effectiveness.
●The corporate governance committee reviews any concerns or issues regarding individual director performance and takes appropriate action as necessary.

Senior Management	Annual	Members of senior management who regularly interact with the board and/or its committees complete a written survey to provide input and perspective on the operation of the board.
Independent Lead Director	Annual (except if independent consultant is used)	The Independent Lead Director interviews each board member to elicit additional in-depth feedback on board and individual director performance that is not always available through the written evaluations.
Independent Consultant	Every 3-4 years	A third-party governance expert conducts in-depth interviews with each director. The use of a third-party facilitator provides an outside perspective on board culture and individual director performance.

Performed By	Frequency	Process	Results
All Members of Each Committee	Annual	Committee members complete committee self-evaluations which: (a) provide for quantitative ratings of each board committee and (b) seek subjective feedback on areas for committee improvement.
●The Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results and take appropriate action if necessary.
●Each committee discusses the results and enhancements are implemented as appropriate.
●The committee chairs present the results to the full board for its consideration and discussion.

Notice of 2021 Annual Meeting of Shareholders	37

Corporate Governance

Board Independence and Related Person Transactions

Director Independence Determination

The cornerstone of our corporate governance program is an independent and qualified board of directors. The board has established guidelines consistent with the current listing standards of the NYSE for determining director independence. You can find these guidelines in our corporate governance principles, which are posted on our website at www.generalmills.com in the Investors section.

Director affiliations are regularly reviewed to ensure there are no relationships that might impair a director’s independence. Transactions reviewed but deemed not to impair independence include: premiums for pharmacy benefit management services and related products paid by the company to Express Scripts, a sub-sidiary of Cigna Corporation, and company debt securities held by Cigna Corporation, where Mr. Cordani serves as President and Chief Executive Officer; and company debt securities held by TIAA, where Mr. Ferguson served as President and Chief Executive Officer during fiscal 2021. The board determined that these transactions were conducted in the ordinary course of our business, were not required to be disclosed under NYSE listing standards, and given the nature and amount of payments involved, did not create a material relationship that would impair either director’s independence.

Based on this review, the board has affirmatively determined that all non-employee directors are independent under our guidelines and as defined by NYSE listing standards.

Related Person Transaction Policy and Process

Our board of directors has adopted a written policy for reviewing and approving transactions between the company and its related persons, including directors, director nominees, executive officers, 5% shareholders and their immediate family members or affiliates. The policy applies to all financial transactions, arrangements or relationships in which:

●	The company, or one of its affiliates, is a participant; and
●	A related person could have a direct or indirect material interest.

The policy does not apply to certain compensation payments that have been approved by the compensation committee or disclosed in the Proxy Statement, transactions that are available to all other shareholders or employees on the same terms or transactions with an entity where the related person’s interest is only as a director or a less than 10% owner.

The board has delegated to our corporate governance committee the authority to review related person transactions. The corporate governance committee will only approve those transactions that are determined to be consistent with the best interests of the company and its shareholders, and that comply with applicable policies, codes of conduct and legal restrictions.

Codes of Conduct for Directors and Employees

We have adopted a code of conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and a code of conduct applicable to our directors. The codes of conduct promote a company culture based on ethical behavior, integrity and responsibility. They are available on our website at www.generalmills.com in the Responsibility section under “Ethics and Integrity” and the Investor section under “Corporate Governance.”

The audit committee of the board of directors has established procedures for employees, shareholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the audit committee, which has responsibility for these matters.

Shareholder Director Nominations

The corporate governance committee is responsible for recommending candidates for election to our board of directors. For more information on overall board-composition guidelines and selection criteria for individual directors, see Proposal Number 1 – Election of Directors beginning on page 16.

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Corporate Governance

Shareholder Recommendations

The corporate governance committee will consider and evaluate shareholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the corporate governance committee decides the candidate is suitable for board membership, the corporate governance committee will make a recommendation to the board of directors for its approval to include the candidate in the slate of directors nominated for election by shareholders in the Proxy Statement. During fiscal 2021, we received no director recommendations from our shareholders.

Shareholders who wish to suggest a candidate for our board of directors may submit a written recommendation to the Board of Directors, c/o Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the shareholder’s name, address and the number of General Mills shares beneficially owned; the name of the candidate being recommended and the number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the shareholder and candidate being recommended; and the candidate’s consent to serve as a director, if elected. The corporate governance committee may request that the shareholder provide certain additional information. For the board to consider a candidate for nomination at the 2022 Annual Meeting, shareholders must submit the required information to the Corporate Secretary by the close of business on April 19, 2022.

Shareholder Nominations – Advance Notice

Under our by-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Our annual meeting typically will be held on the third or fourth Tuesday in September. Shareholders who intend to present a nomination at our 2022 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described in our by-laws no earlier than the close of business on May 31, 2022, and no later than the close of business on June 30, 2022. Director nominees submitted through this process will be eligible for election at the 2022 Annual Meeting, but will not be included in proxy materials sent to shareholders prior to the meeting.

Shareholder Nominations – Proxy Access

Under our by-laws, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of our outstanding common stock, generally may nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors in office as of the deadline for proxy access nominations. Shareholder(s) and nominee(s) must satisfy the requirements specified in the by-laws. For eligible shareholders to include in our proxy materials nominees for the 2022 Annual Meeting, proxy access nomination notices must be received by the Corporate Secretary no earlier than the close of business on March 18, 2022 and no later than the close of business on April 19, 2022. The notice must contain the information required by the by-laws. Our by-laws may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Communications with the Board

The board of directors welcomes comments and questions. Interested parties may directly contact any of our directors, any committee of the board, the board’s independent directors as a group, the Independent Lead Director or the board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The board of directors has instructed the Corporate Secretary to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the board. The board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products; job applications or resumes; product inquiries or complaints; new product suggestions; or any material that is threatening, illegal or that does not relate to the responsibilities of the board.

Notice of 2021 Annual Meeting of Shareholders	39

Director Compensation

We structure director compensation to attract and retain qualified independent directors and to further align the interests of directors with the interests of shareholders. The compensation committee annually reviews surveys of independent director compensation trends and a competitive analysis of peer company practices prepared by the independent compensation consultant. The committee makes recommendations to the board of directors on compensation for our independent directors, including their retainers and annual equity awards. Each component of director compensation is described in this section.

Elements of Compensation

In fiscal 2021, independent directors each received an annual retainer of $75,000. The Independent Lead Director received an additional $30,000. The chair of the audit committee and the chair of the compensation committee received an additional $20,000, chairs of the other committees received an additional $15,000 and other audit committee members received an additional $5,000. We do not pay any additional fees for attending or chairing a meeting. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash or common stock.

Each independent director receives approximately $180,000 in restricted stock units (“RSUs”) upon attending his or her first board meeting and upon each reelection. The number of RSUs is determined based on the closing price of our common stock on the NYSE on the date of the grant. The RSUs generally vest at the next annual meeting of shareholders. Directors who leave the board prior to vesting forfeit their RSUs. In the event an active director dies, his or her RSUs fully vest. RSUs earn amounts equivalent to the regular dividend payments on our common stock. Dividend equivalents will be paid only to the extent the underlying RSUs vest.

F21 NON-EMPLOYEE DIRECTOR COMPENSATION	F21 ADDITIONAL ANNUAL CASH RETAINERS
	Independent Lead Director		$30,000

	Committees	Chair	Member
	Audit	$20,000	$5,000
	Compensation	$20,000
	Corporate Governance	$15,000
	Finance	$15,000
	Public Responsibility	$15,000

Deferred Compensation

●	Independent directors may defer their annual retainers and RSUs.
●	Deferred cash accounts earn a monthly rate of return that tracks the investment return achieved under their selected investment funds, most of which are offered to participants in our 401(k) Plan. One of these funds tracks the return on our common stock, which further aligns directors’ interests with those of our shareholders. The value of deferred retainers paid in shares of our common stock and deferred restricted stock units also tracks our common stock performance.
●	Earnings credited are not above-market or preferential.

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Director Compensation

Director Compensation for Fiscal 2021

The fiscal 2021 compensation of our independent directors is shown in the following table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
R. Kerry Clark	95,000	180,001	275,001
David M Cordani	100,000	180,001	280,001
Roger W. Ferguson, Jr	90,000	180,001	270,001
Maria Henry	95,000	180,001	275,001
Jo Ann Jenkins	75,000	180,001	255,001
Elizabeth Lempres	80,000	180,001	260,001
Diane Neal	75,000	180,001	255,001
Steve Odland	105,000	180,001	285,001
Maria Sastre	75,000	180,001	255,001
Eric D. Sprunk	95,000	180,001	275,001
Jorge Uribe	75,000	180,001	255,001
(1)	Includes the annual retainer for each director and additional fees for directors who serve as the Independent Lead Director, chair a committee or who serve on the audit committee. Retainers were paid in cash, except Mr. Cordani, Ms. Henry and Mr. Uribe who each received their entire retainer in common stock (1,642, 1,561 and 1,231 shares respectively). Shares issued in lieu of a cash retainer were valued at the closing sales price of our common stock on the NYSE on the quarterly retainer payment dates.
(2)	Includes the grant date fair value for 3,104 RSUs granted to each director upon reelection in fiscal 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). The grant date fair value is based on $57.99 per share, the closing price of our common stock on the NYSE on the grant date, September 22, 2020.
At fiscal year-end, each independent director had 3,104 unvested RSUs.

Notice of 2021 Annual Meeting of Shareholders	41

PROPOSAL NUMBER 2:
Advisory Vote on Executive Compensation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

We provide our shareholders with an annual advisory vote on the compensation of our named executive officers. At the 2020 Annual Meeting, approximately 96% of the votes cast supported our executive compensation program.

Our compensation committee reviewed the results of the advisory vote and also considered feedback from several of our largest shareholders on our executive compensation program. The compensation committee recognizes that effective practices evolve, and the committee will continue to consider changes as needed to keep our executive compensation program competitive and tightly linked to performance.

Consistent with our shareholders’ preference and prevailing demand, we expect to hold an advisory vote on executive compensation every year. This year, we are asking shareholders to approve the following resolution:

RESOLVED, that the shareholders approve the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section, and the compensation tables and related narrative in the Executive Compensation section, of the Proxy Statement for the 2021 Annual Meeting of Shareholders.

The advisory vote will not be binding on the compensation committee or the board. However, they will carefully consider the outcome of the vote and take into consideration any specific concerns raised by investors when determining future compensation arrangements.

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Executive Compensation

Compensation Discussion & Analysis

This section provides an overview of our compensation philosophy, the key elements of our executive compensation program and the compensation actions for our named executive officers (“NEOs”) in the context of our company strategy and our fiscal 2021 performance.

Executive Compensation At-A-Glance

Fiscal 2021 Named Executive Officers

Jeffrey L. Harmening	Jonathon J. Nudi	Kofi A. Bruce	John R. Church	Jaime Montemayor
Chairman and Chief	Group President,	Chief Financial	Chief Transformation	Chief Digital and
Executive Officer	North America Retail	Officer	and Enterprise	Technology Officer
Services Officer

Fiscal 2021 Performance Overview

Our fundamental financial goal is to generate top-tier returns for our shareholders over the long-term. We believe achieving that goal requires us to generate a consistent balance of net sales growth, margin expansion, cash conversion and cash return to shareholders over time. Our executive compensation program and the compensation decisions of the compensation committee are closely aligned with the company’s business strategies, priorities and long-term growth objectives. In particular, the annual incentive targets we set at the beginning of the year are based on financial objectives and priorities approved by the board and communicated to investors.

In fiscal 2021, we continued to adapt to the uncertainty and change in demands for our products created by the COVID-19 pandemic. We delivered strong financial results while remaining focused on the health and safety of our employees, as well as the needs of our customers, consumers and communities. Looking back at the year, we accomplished what we set out to do at the beginning: competing effectively everywhere we play, driving efficiency to fuel investments in our brands and capabilities, reducing our debt leverage and reshaping our portfolio. Our consistent focus on these priorities shaped our decisions throughout the year and was instrumental in driving our financial performance. Consequently, our full-year results were in-line with or exceeded our initial annual targets for organic net sales growth, constant-currency growth in operating profit and free cash flow conversion. Our fiscal 2021 performance and resulting incentive payouts reflect strong execution against our business plans and the resilience of our teams to maintain a high standard of service in a challenging environment.

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Executive Compensation

Financial Highlights that Align with Our Pay for Performance

Delivering on our Key Priorities

In fiscal 2021, we executed well amid the uncertain environment created by the COVID-19 pandemic, delivering strong organic net sales, adjusted operating profit, free cash flows and adjusted diluted EPS. We achieved each of the 3 priorities we established at the beginning of the year:

Meeting our
Financial Targets
Net Sales
Increased 3% to
$18.1 billion
and organic net sales increased 4% compared to year-ago levels*.
Operating profit
increased 6% to
$3.1 billion
and adjusted operating profit of $3.2 billion increased 2% on a constant-currency basis*.
Net cash provided by
operations totaled
$3.0 billion
in fiscal 2021 representing a conversion rate of 127% of net earnings. This cash generation supported capital investments totaling $531 million, and our resulting free cash flow was $2.4 billion at a conversion rate of 103%*.
Diluted EPS
increased 6% to
$3.78
and adjusted diluted EPS of $3.79 increased 4% on a constant-currency basis*.

We competed effectively, everywhere we play, highlighted by market share gains across each of our five global platforms: cereal, pet food, ice cream, snack bars and Mexican food.

Our positive market share performance and pandemic-driven elevated demand for food at home helped drive organic net sales growth, except in our Convenience Stores & Foodservice segment where lower away-from-home food demand stemming from the pandemic resulted in a decline.

We drove efficiency to fuel investment in our brands and capabilities. We generated strong levels of Holistic Margin Management cost savings and were able to meaningfully increase our investment in brand building activities and in strategic capabilities such as E-commerce, Digital, Data & Analytics and Strategic Revenue Management.

We reduced our debt leverage and resumed dividend growth and share repurchase activity. As a result of our continued cash discipline, we were able to reduce our debt and generate a reduction in our leverage ratio. Due to our improved balance sheet position, we were able to resume dividend growth and share repurchase activity.

During fiscal 2021, we returned cash to shareholders through dividends totaling $1.2 billion and share repurchases totaling $301 million, and we reduced total debt outstanding by $928 million.

We reshaped our portfolio through the acquisition of Tyson Foods’ pet treat business and the proposed sale of our European Yoplait business.

*	Organic net sales, adjusted operating profit (on a constant-currency basis), adjusted diluted EPS (on a constant-currency basis), free cash flow and free cash flow conversion rate are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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Compensation Policies and Practices

Robust Compensation Program Governance
●Clawback policy
●Tally sheets reviewed in connection with compensation decision making
●Annual risk assessment of pay programs
●Double-trigger change in control vesting provisions
●Fully independent compensation consultant
●Executive session at each compensation committee meeting
●No employment contracts for NEOs

Alignment between Pay and Performance
●PSUs granted to all NEOs and other company officers
●Significant alignment between pay and performance
●Challenging quantitative company performance measures aligned with strategic priorities
●No personal use of corporate aircraft
●No excise tax gross up

Stock Ownership Best Practices
●Rigorous stock ownership requirements
●No officer or director hedging or pledging of company stock
●No payment of dividend equivalents on unvested shares or options
●No repricing or back dating of options

Shareholder Accountability	●Annual say-on-pay vote ●Direct engagement with shareholders

Market Trends and Shareholder Feedback

Our executive compensation team and the compensation committee’s independent consultant discuss market trends, investor expectations and shareholder feedback on executive compensation matters with the compensation committee on a regular basis. Based on these discussions, for fiscal 2021, the compensation committee removed the company performance modifier from our annual incentive award design and adjusted the annual incentive performance measures. For fiscal 2022, a relative TSR modifier was added to PSU awards for all officers to further align our long-term incentives with our performance. PSUs continue to make up 50% of our long-term incentive grants for Named Executive Officers (“NEOs”). The remaining 50% of our long-term incentive is comprised 25% of restricted stock units (“RSUs”) and 25% of stock options.

Compensation Philosophy

Our compensation program is designed to attract, motivate, reward and retain superior leaders who consistently pursue initiatives and execute strategies that contribute to strong company performance and total return to shareholders that are in the top tier of our industry. The compensation committee bases its compensation decisions on the following core principles:

●	Compensation design supports our business strategy: Our compensation program is closely aligned with our long-term growth model and strategic priorities. Incentive performance measures closely track our externally communicated financial objectives, and long-term incentives create significant alignment between the interests of our executives and those of our shareholders.
●	Pay is performance-based: A significant percentage of our NEOs’ compensation is at risk and variable based on the annual and long-term performance of the company.
●	Compensation opportunities are competitive: Given that the competition for talent in the consumer packaged goods industry is intense, the compensation opportunities for each NEO have been designed to ensure that they are competitive with our industry peer group.

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Executive Compensation

Executive Compensation Program Design

Elements of Total Direct Compensation and Alignment with Performance Measures

Our executive compensation program is designed to incent our NEOs to pursue strategies and execute priorities that promote growth and deliver strong returns to shareholders. The core elements of our NEOs’ total direct compensation consist of base salary, annual incentive and long-term incentive. Target total direct compensation for each NEO is benchmarked within a reasonable range of the median of our industry peer group. Each element of annual and long-term incentive compensation is tied to performance and closely linked to our strategy, long-term growth model, financial objectives and ultimately to TSR and continued value creation for our shareholders.

Percentage Of CEO Target Compensation	Total Direct Compensation Element	Pay Element	Performance Measure	Strategy & Performance Alignment
	BASE SALARY	Cash	●Individual performance and contributions based on scope and complexity of role	●Positioned within a reasonable range of market median based on individual performance and contributions
	ANNUAL INCENTIVE	Cash-based award	Company Performance (80%) ●Organic net sales growth ●Adjusted operating profit growth Individual Performance (20%)	●Rewards and recognizes annual accomplishment of key financial objectives ●Corporate performance measures aligned with long-term growth model
LONG-TERM INCENTIVE
		Performance Share Units	Three-year cliff vesting and Three-year measurement period ●Organic net sales growth (Compound Annual Growth Rate (“CAGR”)) ●Cumulative free cash flow	●Performance metrics align with key elements for delivering growth ●+/- 25% Relative TSR Modifier (new for fiscal 2022 awards)
		Stock Options	Four-year cliff vesting	●Ultimate value tied to stock price appreciation
		Restricted Stock Units	Four-year cliff vesting	●Ultimate value tied to TSR

Significant Percentage of Executive Pay Is At Risk

Since executive compensation is paid principally in the form of annual and long-term incentive awards, a significant percentage of executive pay is at risk and variable based on the annual and long-term performance of the company. PSUs, which comprise 50% of the long-term incentive award, will only be paid at the end of the three-year performance period if 3-year financial targets are achieved. Stock options and restricted stock units, which comprise the remaining 50% of the long-term incentive award, derive their value directly from the company’s common stock price appreciation, which in the long-term is a reflection of company performance and is directly linked to shareholder returns.

●	Performance Share Units: Can be rendered worthless if company performance for any three-year period is below threshold.
●	Stock Options: Have no value if the company’s common stock price does not appreciate prior to expiration of the stock options.
●	Restricted Stock Units: Value can decline significantly from the grant date if the company performs poorly and its common stock price falls.

46	General Mills Inc.

For our NEOs to earn their intended target compensation from these awards, the company must show sustained competitive performance on annual and three-year company performance measures, and must achieve strong shareholder returns.

The pay mix represented above is based on target total direct compensation opportunities.

Base Salary

Base salaries provide fixed income based on the size, scope and complexity of each individual’s role and their individual performance and contribution levels. The only fixed element of total direct compensation, base salary, is set within a reasonable range of median levels for similarly situated officers within the industry peer group and is based on current and historical performance. With the guidance of the independent compensation consultant, the board (for the CEO) and the compensation committee (for the other NEOs), annually review potential adjustments to base salary to ensure continuous alignment with the market and to account for changes in responsibilities.

Annual Incentive Award

Our annual incentive plan rewards the achievement of annual company and individual performance objectives. Each NEO’s target opportunity for an annual incentive award is a percentage of base salary, which is expressed as a target incentive percentage. Annual incentive awards can vary greatly from year to year based on achievement of the annual company performance measures, business segment results and individual performance ratings. Annual incentive awards range from 0% to 200% of target, with a 100% of target award for on target performance.

How We Establish Target Opportunities
In establishing the target incentive percentage opportunities for the NEOs, our compensation committee and the board consider a number of factors, including the NEO’s level of responsibility, size and complexity of role, a reasonable range of median levels for similarly situated officers within the industry peer group and other factors related to the scope of the NEO’s responsibilities.

How We Select Performance Measures
Achievement on the annual company performance measures and, as applicable, business segment results account for 80% of each NEOs annual incentive award payout. For the annual company performance measures, the assessment of company performance for each year is based on goals set forth in the annual corporate operating plan that is approved by the board. The annual corporate operating plan aligns with our corporate strategy, long-term commitment to shareholders and expected peer and industry performance. As a result, the goals established for our annual company performance measures are closely aligned with our annual corporate operating plan and the financial objectives we communicate to investors. Annual company performance measures for fiscal 2021 consisted of two equally-weighted measures: organic net sales growth and operating profit growth (on a constant-currency basis). To better align with our long-term priorities and based on market trends and shareholder feedback, the compensation committee removed adjusted diluted earnings per share as a performance measure and the company performance modifier in fiscal 2021.

How We Set Goals
For fiscal 2021, the compensation committee approved the performance goals for target payout noted in the table below, as well as for threshold and maximum incentive payout. The goals were set at levels necessary to incent and reward management for meeting or exceeding our annual plans and strategic priorities. To ensure that the annual company performance goals are appropriately challenging, the compensation committee tests and evaluates the goals in the context of several factors, including:

●	Financial performance goals that are consistent with the achievement of our long-term goals for delivering top-tier shareholder returns.
●	The likelihood and probability of achieving various levels of performance based on historical results and expected peer and industry performance. This year, the board and committee devoted significant time to discussing, understanding and anticipating the ongoing impacts of the COVID-19 pandemic.
●	The annual incentive metrics, program design and financial performance of peer companies.
●	Our expected performance relative to peer companies.

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Executive Compensation

Fiscal 2021 Goals and Performance
For fiscal 2021, the compensation committee once again set annual performance goals in line with our annual corporate operating plan. This year’s operating plan reflected the challenging and uncertain environment that our customers, consumers, suppliers and employees were facing during the COVID-19 pandemic. While the health and safety of our employees was our number one priority during fiscal 2021, our key business objectives for fiscal 2021 were to compete effectively everywhere we play by driving net sales growth through increased brand penetration, competitive service levels and market penetration in the company’s key categories; drive efficiency to fuel investment by maintaining operating profits and margins through a combination of holistic margin management and volume leverage; and reduce leverage to increase financial flexibility through strong cash management. While recognizing the uncertainty created by the pandemic, the board and compensation committee set challenging goals for organic net sales that reflected expectations for elevated demand for at home consumption versus pre-pandemic levels, offset by headwinds from the extraordinary growth we experienced in the fourth quarter of fiscal 2020. The goals for operating profit growth also challenged management to maintain profitability by offsetting higher input costs while investing in key capabilities.

Overall, our company performance in fiscal 2021 was strong and we were able to achieve the annual company performance measures that were set at the beginning of the fiscal year. While the pandemic drove higher consumer demand across our major markets, superior execution and agility across the company, together with the strength of our brands, led to strong in-market performance and financial results. The annual incentive rating for fiscal 2021 reflects strong performance and leadership in a challenging and uncertain year that aligned with the robust performance measures that were set at the beginning of the fiscal year.

FISCAL 2021 PERFORMANCE AGAINST ANNUAL PERFORMANCE GOALS

Annual Company Performance(1) Measures and Weightings	Target	Fiscal 2021 Incentive Performance(2)	Fiscal 2021 Performance Achievement
Organic Net Sales Growth (50%)	+3.0%	+4.0%	117%
Operating Profit Growth on a constant-currency basis (50%)	+2.4%	+2.2%	99%
Business Achievement Percentage			108%
(1)	The annual company performance measures are non-GAAP Measures. For more information on the use of non-GAAP measures in the Proxy Statement and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.
(2)	Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of changes in foreign currency exchange rates, acquisitions and divestitures, certain product recall costs and other corporate adjustments.

How We Evaluate Individual Performance Achievement
Individual Achievement Percentages for our NEOs account for 20% of each NEOs annual incentive award payout. The Individual Achievement Percentages range from 0% to 200% and are based on the achievement of specific annual priorities, which include quantitative business performance measures for the business segments and qualitative goals such as completion of strategic initiatives, quality of business plans, organizational development progress in important areas such as diversity and inclusion and employee development and fulfillment of leadership expectations. The CEO establishes annual priorities for each of the NEOs, and the board approves the annual priorities for the CEO. Sustainability and diversity and inclusion goals are included in the CEO’s annual priorities. The board approves the individual performance rating for the CEO and the compensation committee approves the ratings for all other NEOs.

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How We Calculate the Annual Incentive Award
The annual incentive award is subject to the terms of our Executive Incentive Plan and calculated according to the formula below for all NEOs. For fiscal 2021, our NEOs received annual incentive awards ranging from 101% to 111% of their annual incentive award targets.

Base Salary (Eligible Earnings)	x	Target Incentive %	x	Business Achievement % x Business Weight 80%	+	Individual Achievement % x Individual Weight 20%

The Business Achievement and Individual Achievement percentages can range from 0 – 200%.

Long-Term Incentive Award

The long-term incentive program rewards delivery of long-term shareholder value and is designed to retain key talent. A significant portion of a NEO’s pay opportunity is provided through these awards. In fiscal 2020, to further prioritize performance-based vesting, and in response to market trends and shareholder feedback, we changed the composition of our long-term incentive grants for NEOs by increasing the proportion of PSUs to 50%, and reducing the proportion of stock options and RSUs to 25% each.

PSUs granted in fiscal 2021 have three-year cliff vesting based on company performance over the three-year vesting period. Stock options and RSUs granted in fiscal 2021 have a four-year cliff vesting period from the grant date. All long-term awards are subject to our clawback policy. PSUs and RSUs earn dividend equivalents equal to regular dividends paid on our common stock, which are distributed only to the extent the underlying units vest. All long-term incentive awards granted in fiscal year 2021 were granted under the 2017 Stock Compensation Plan.

Long-Term Incentive Target Award Value	=	Performance Share Units (50%)	+	Restricted Stock Units (25%)	+	Stock Options* (25%)

*	Five stock options awarded for each full-value share.

Performance Share Units

How We Select Performance Measures
PSUs are designed to focus executives on equally weighted top-line and bottom-line three-year operating metrics that drive shareholder value: organic net sales growth and cumulative free cash flow.

How We Set Goals
PSUs are earned based on our future achievement of three-year company performance goals. The compensation committee sets these goals so that they are consistent with our long-range plan for the same period. Goals for the entire three-year performance period are set at the beginning of the period rather than at the start of each fiscal year and are measured cumulatively. The PSUs awarded in fiscal 2021 will be earned based on the company’s future achievement of three-year goals for organic net sales (CAGR) growth and cumulative free cash flow.

Payouts can vary from 0% to 200% of the target number of PSUs, based on results against the goals with a 100% payout representing target performance.

Each PSU earned is settled with a share of the company’s common stock following the completion of the three-year performance period.

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Executive Compensation

How We Measure Performance Against Goals
The table below summarizes our company performance against the performance measures for the fiscal 2019 – fiscal 2021 PSUs. It reflects performance against challenging 3-year targets and continued strength in 2021 organic net sales growth and cumulative free cash flow.

Fiscal 2019-Fiscal 2021 PSU Measures and Weightings ($ in millions)	Target	Actual Performance(3)	Award Achievement %(4)
Organic Net Sales Growth (CAGR) (50%)(1)(2)	0.7%	+2.6%	147%
Cumulative Free Cash Flow (50%)(2)	$6,420	$7,939	150%
Fiscal 2019-Fiscal 2021 PSU Performance Achievement			149%
(1)	The PSU performance measures are non-GAAP Measures. For more information on the use of non-GAAP measures in the Proxy Statement and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.
(2)	Organic Net Sales Growth is compound annual growth rate in sales for the company, excluding any impacts from acquisitions and divestitures and foreign currency exchange.
(3)	Cumulative Free Cash Flow is cash generation performance measured by cash flow from operations, less capital expenditures. Cumulative free cash flow has been adjusted for restructuring projects, tax reform and acquisitions and divestitures.
(4)	Although our current PSU payout practice provides for a payout range of 0 to 200%, the fiscal 2019 – fiscal 2021 PSU payout range was set at 50 to 150%.

Looking Ahead

In response to market trends and shareholder feedback, the compensation committee approved adding a +/- 25% relative TSR modifier to PSU awards for all officers starting with the fiscal 2022 grant to further align our long-term incentives with our market performance. PSU payout opportunity will continue to be capped at 200% of target. Additionally, in support of our stock ownership guidelines, starting with the fiscal 2022 grant NEOs will be required to hold earned PSUs for a minimum of one-year after vesting.

Stock Options and Restricted Stock Units

Stock options and RSUs are generally subject to a four-year cliff vesting period from the grant date. The exercise price per share for stock options equals the closing price of our common stock on the NYSE on the grant date. Stock options generally expire 10 years and one month from the grant date.

Other Elements of Compensation

Retirement and Health Benefits

We provide competitive retirement security and health benefits. Our executives participate in the same benefit plans made available to U.S.-based salaried employees, including medical benefits, disability and life insurance, Pension Plan and Supplemental Retirement Plan (designed to restore benefits that otherwise would be lost because of limits in the Pension Plan), 401(k) Plan and Supplemental Savings Plan (designed to restore contributions that otherwise would be lost because of limits in the 401(k) Plan). See pages 60-61 for further details.

Perquisites

We provide our executives with limited perquisites including a company automobile and a financial counseling benefit. See Perquisites and Other Personal Benefits on page 55.

Severance

We provide a Separation Pay and Benefits Program to attract and retain executives and to promote orderly succession for key roles. We do not have any employment contracts with our NEOs. See pages 62-63 for further details.

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Executive Compensation

Fiscal 2021 CEO Compensation Actions

Jeffrey L. Harmening
Chairman and Chief Executive Officer

Total direct compensation for our Chief Executive Officer (“CEO”) in fiscal 2021 included base salary, annual incentive (paid after the end of the fiscal year for fiscal 2021 performance) and long-term incentives in the form of equity awards, including PSUs, stock options and RSUs (granted at the beginning of fiscal 2021). At the beginning of fiscal 2021, the compensation committee completed a review of Mr. Harmening’s target opportunity for total direct compensation, including a comparison to the compensation for CEOs at companies within our industry peer group. Based on its review, the committee did not recommend any changes to Mr. Harmening’s target compensation for fiscal 2021, which is well aligned with the median compensation of CEOs in our peer group.	FISCAL 2021 COMPENSATION (IN MILLIONS)

Compensation Decisions

●	Base Salary: To maintain a competitive base salary, aligned to median CEO pay within our industry peer group, the board set Mr. Harmening’s base salary at $1,250,000 for fiscal 2021.
●	Annual Incentive: The board set Mr. Harmening’s annual incentive target at 180% of base salary. Mr. Harmening’s annual incentive payout is based 80% on company performance and 20% on individual performance. The company performance achievement percentage for fiscal 2021 was 108%. The board approved a fiscal 2021 individual performance rating percentage of 125% for Mr. Harmening in recognition of his strong leadership through an unprecedented operating environment and the achievement of key strategic initiatives in fiscal 2021.
●	Long-Term Incentive: At the beginning of the fiscal year, Mr. Harmening’s target long-term incentive award value was set by the board to achieve our long-term pay-for-performance objectives and to align target pay with median CEO pay within our industry peer group. The grant date fair value of the fiscal 2021 long-term incentive was $6,389,882.
●	Performance Share Unit Three-Year Performance Achievement: The performance period for Mr. Harmening’s fiscal 2019 – fiscal 2021 PSUs was completed this year. The award achievement percentage for this tranche of PSUs was 149% of the target number of PSUs.

The Compensation Process

Determining Executive Compensation

The compensation committee regularly assesses the effectiveness of the executive compensation program in driving performance. It uses shareholder feedback, external trends, peer group compensation program assessments and input from its independent compensation consultant to inform its decision making. Any changes are typically approved in June for the new fiscal year. For the CEO, the board reviews and approves the committee’s recommendations.

Each June, the board and compensation committee approve compensation for the CEO and the committee approves compensation for his direct reports, based on performance from the most recently completed fiscal year, and establishes goals for the upcoming one and three-year performance periods. In approving compensation for the most recently completed fiscal year, the committee and the board primarily examine:

●	Company performance as measured by our annual company performance measures;
●	Competitive market data prepared by the independent compensation consultant;
●	Each director’s written evaluation of the CEO’s performance against his objectives, which were approved by the committee at the beginning of the fiscal year;
●	The recommendations of the CEO for the other executive officers;
●	Feedback from shareholders and the most recent say-on-pay vote;
●	Tally sheets of cumulative earnings and stock awards to provide context for annual actions.

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Executive Compensation

In considering the say-on-pay vote and feedback from shareholders, the compensation committee recognizes that effective practices evolve, and the committee will continue to consider changes as needed to keep our executive compensation program competitive and tightly linked to performance.

Frederic W. Cook & Co., Inc., the committee’s independent compensation consultant, advises the compensation committee on executive and director compensation matters, but performed no other services for General Mills in fiscal 2021. The compensation committee actively works with the independent compensation consultant to formulate compensation recommendations for our CEO to be approved by the board. Management makes recommendations to the committee for the other executive officers, and the independent compensation consultant advises the committee on those recommendations.

The compensation committee has sole authority to retain or replace the independent compensation consultant, and the committee annually evaluates the engagement and assesses the consultant’s independence in accordance with the listing standards of the NYSE. Most recently, the committee determined that the engagement did not raise any conflict of interest. In reaching this conclusion, the compensation committee considered factors relevant to the consultant’s independence from management, including the six factors set forth in the NYSE listing standards.

In order to promote independent decision making on executive compensation matters, the compensation committee meets in executive session without management present at each meeting, often with the participation of the independent compensation consultant.

The Industry Peer Group

The compensation committee, with the assistance of management and the independent compensation consultant, annually evaluates our executive compensation program against similar programs within the consumer packaged goods industry peer group.

The compensation committee also annually conducts a comprehensive industry peer group review, with assistance from the independent compensation consultant. We did not have any changes to our industry peer group for fiscal 2021.

The compensation committee used the following selection criteria in determining our industry peer group:

●	Global, publicly traded consumer packaged goods companies within our and similar sub-industries, as identified by the S&P Global Industry Classification System
●	Comparable scale and complexity of operations, as measured primarily by sales, market capitalization, total assets and total employees
●	Direct competitors for business, capital or industry talent
●	Continuous and transparent disclosure of business results and executive compensation
●	Continuity from year to year

OUR INDUSTRY PEER GROUP

Campbell Soup Co.	The Hershey Co.	Mondelēz - International, Inc.
Clorox Co.	The J. M. Smucker Company	Nestlé SA*
The Coca-Cola Co.	Kellogg Co.	PepsiCo, Inc.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	The Procter & Gamble Company
Conagra Brands, Inc.	The Kraft Heinz Company	Reckitt Benckiser Group plc*
Danone Inc.*	Keurig Dr Pepper Inc.	Unilever NV*
*	Excluded from compensation comparisons due to lack of publicly available pay information.

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Executive Compensation

How We Use Our Industry Peer Group

●	To assess pay levels and pay mix for executive officers
●	To evaluate total direct compensation for executive officers in comparable positions
●	To gauge relative financial performance and TSR
●	To evaluate annual and long-term incentive design and structure
●	To review governance and terms of incentive awards, including vesting and clawback provisions
●	To compare benefits, perquisites and severance
●	To review overall share usage and run rate

The compensation committee annually compares General Mills’ compensation under various performance scenarios versus industry peer group practices to ensure that our programs are competitive and that pay is commensurate with performance relative to the industry.

Key Policies – Supplemental Information

Stock Ownership Policy

Long-term stock ownership is deeply engrained in our executive culture and is reflective of the strong commitment our executives have to the company’s success. More information on current stock ownership for the named executive officers and our stock ownership policy is provided on page 70.

Robust Clawback Policy

In the event the company is required to restate financial results due to fraud, intentional misconduct, gross negligence or otherwise, the compensation committee may adjust the future compensation, cancel outstanding stock or performance-based awards or seek recoupment of previous awards from company officers whose conduct contributed significantly to such financial restatement. Also, the compensation committee may take these actions where it reasonably believes the company’s Employee Code of Conduct or the terms of a separation agreement have been violated.

Tax Deductibility of Compensation

In keeping with our compensation philosophy, annual cash incentives and long-term incentive equity awards granted in fiscal 2021 impose performance conditions for the CEO and executive officers. Under current federal tax laws, including previous changes to Section 162(m) of the Internal Revenue Code, we expect that incentives and awards generally will not be deductible despite their performance orientation to the extent they result in compensation to certain executive officers over $1 million in any one fiscal year. The compensation committee believes that shareholder interests are best served if it retains discretion and flexibility in establishing and overseeing compensation programs, which may include awarding or modifying compensation that is not deductible by the company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

SUBMITTED BY THE COMPENSATION COMMITTEE

David M. Cordani, Chair
Elizabeth C. Lempres
Maria A. Sastre
Jorge A. Uribe

The following tables and accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis. They present compensation for our CEO and CFO and each of the other three most highly-compensated executive officers active at the end of fiscal 2021.

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Executive Compensation

Executive Compensation Tables

Summary Compensation Table

Name	Year	Salary ($)	Stock Award(1) ($)	Option Award(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earning(4) ($)	All Other Compensation(5) ($)	Total ($)
Jeffrey L. Harmening Chairman and CEO	2021	1,250,000	5,250,176	1,139,706	2,506,500	5,207,167	219,133	15,572,682
	2020	1,241,667	5,250,088	1,156,895	3,710,100	4,243,744	235,096	15,837,590
	2019	1,200,000	3,000,119	1,742,297	1,824,000	1,963,949	125,052	9,855,417
Jonathon J. Nudi Group President, North America Retail	2021	780,000	1,725,029	374,479	947,232	1,709,166	111,864	5,647,770
	2020	780,000	1,725,059	380,127	1,759,680	2,179,894	121,220	6,945,980
	2019	767,833	1,150,037	667,883	838,474	940,114	66,788	4,431,129
Kofi A. Bruce Chief Financial Officer	2021	630,000	1,237,500	268,644	701,820	546,701	62,737	3,447,402
	2020	516,333	375,041	82,637	622,934	451,166	61,622	2,109,733
John R. Church Chief Transformation and Enterprise Services Officer	2021	678,000	1,050,146	227,948	661,457	1,151,571	82,951	3,852,073
	2020	678,000	1,050,050	231,382	1,012,932	1,945,482	109,621	5,027,467
	2019	678,000	700,044	406,536	720,036	609,539	64,693	3,178,848
Jaime Montemayor Chief Digital and Technology Officer	2021	625,000	1,050,146	227,948	542,000	0	204,957	2,650,051

Footnotes to the Summary Compensation Table:

(1)

Amounts reported for 2021 stock awards represent the aggregate grant date fair value of RSUs and PSUs awarded to the NEOs in fiscal 2021. RSUs awarded to the NEOs have four-year cliff vesting. PSUs awarded to the NEOs have a three-year performance period (fiscal 2021-2023) and three-year cliff vesting. Grant date fair value is calculated in accordance with FASB ASC Topic 718. The grant date fair value of each stock award equals the closing price of our common stock on the NYSE on the grant date ($61.65 for RSUs and PSUs in fiscal 2021, $53.70 for RSUs and PSUs in fiscal 2020 and $46.06 for RSUs and $44.98 for PSUs in fiscal 2019). The values shown have not been adjusted to reflect that these units are subject to forfeiture. The PSU value assumes target performance over the performance period and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The following table reflects the value at grant date of the 2021 PSU awards at threshold, target and maximum performance levels.

GRANT DATE VALUE OF 2021 PERFORMANCE SHARE UNITS

	At Threshold 0% ($)	At Target 100% ($)	At Maximum 200% ($)
Jeffrey L. Harmening	0	3,500,117	7,000,234
Jonathon J. Nudi	0	1,150,019	2,300,038
Kofi A. Bruce	0	825,000	1,650,001
John R. Church	0	700,097	1,400,195
Jaime Montemayor	0	700,097	1,400,195
(2)

Amounts reported for 2021 option awards represent the grant date fair value of options awarded to the NEOs in fiscal 2021. Stock options awarded to the NEOs in fiscal 2021 have four-year cliff vesting. The grant date fair value of options calculated in accordance with FASB ASC Topic 718 equals $8.03 per share (fiscal 2021) $7.10 per share (fiscal 2020) and $5.35 per share (fiscal 2019), based on our Black-Scholes option pricing model. The following assumptions were used in the fiscal 2021 calculation: expected term of 8.5 years; dividend yield of 5.4% annually; dividend growth rate of 3.5% annually; a risk-free interest rate of 0.689%; and expected price volatility of 19.5%. Fiscal 2020 and 2019 assumptions are listed in our proxy statements for those years. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

(3)

As described in the “Annual Incentive Award” section of the Compensation Discussion and Analysis on pages 47 – 49, the amounts reported reflect annual incentive awards earned for performance under the Executive Incentive Plan for fiscal 2021, 2020 and 2019.

(4)

Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Retirement Plan. There have been no enhanced pension benefits delivered to our NEOs via a change in plan design over the last three fiscal years. Reasons for the increases relate to discount rate and mortality changes, additional service, aging and increases in “Final Average Earnings” as defined in the Pension Benefits section.

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(5)	All Other Compensation for fiscal 2021 includes the following amounts:
	Contributions to Retirement Savings Plans(6) ($)	Perquisites and Other Personal Benefits(7) ($)	Total ($)
Jeffrey L. Harmening	178,564	40,569	219,133
Jonathon J. Nudi	91,428	20,436	111,864
Kofi A. Bruce	44,976	17,761	62,737
John R. Church	60,874	22,077	82,951
Jaime Montemayor	81,020	123,937	204,957
(6)

Includes the company’s fixed and variable contributions during fiscal 2021 to the 401(k) Plan and the Supplemental Savings Plan. For more information on the terms of the contributions, see Other Retirement Savings Plans.

CONTRIBUTIONS TO RETIREMENT SAVINGS PLANS

	Matching Contributions to 401(k) Plan ($)	Contributions to Supplemental Savings Plan ($)	Total ($)
Jeffrey L. Harmening	10,440	168,124	178,564
Jonathon J. Nudi	10,440	80,988	91,428
Kofi A. Bruce	10,520	34,456	44,976
John R. Church	10,260	50,614	60,874
Jaime Montemayor	34,935	46,085	81,020
(7)	Includes the following perquisites and other personal benefits for fiscal 2021:

PERQUISITES AND OTHER PERSONAL BENEFITS

	Personal Use of Executive Car(8) ($)	Financial Counseling ($)	Other(9) ($)	Total ($)
Jeffrey L. Harmening	24,937	15,000	632	40,569
Jonathon J. Nudi	11,663	8,000	773	20,436
Kofi A. Bruce	9,188	8,000	573	17,761
John R. Church	13,504	8,000	573	22,077
Jaime Montemayor	6,532	8,000	109,405	123,937
(8)	Includes the annual taxable value of the vehicle according to Internal Revenue Service regulations plus the applicable Internal Revenue Service rate per mile to cover maintenance charges.
(9)	Includes the value of corporate gifts received by NEOs in fiscal 2021; for Mr. Montemayor, includes $108,832.25 in relocation expenses administered per the terms of the company’s relocation policy.

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Grants of Plan-Based Awards for Fiscal 2021

Name	Grant Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey L. Harmening		Cash(1)	0	2,250,000	4,500,000	—	—	—	—	—	—	—
	6/30/2020	RSU(2)	—	—	—	—	—	—	28,387	—	—	1,750,059
	6/30/2020	PSU(3)	—	—	—	0	56,774	113,548	—	—	—	3,500,117
	6/30/2020	Options(4)	—	—	—	—	—	—	—	141,931	61.65	1,139,706
Jonathon J. Nudi		Cash(1)	0	936,000	1,872,000	—	—	—	—	—	—	—
	6/30/2020	RSU(2)	—	—	—	—	—	—	9,327	—	—	575,010
	6/30/2020	PSU(3)	—	—	—	0	18,654	37,308	—	—	—	1,150,019
	6/30/2020	Options(4)	—	—	—	—	—	—	—	46,635	61.65	374,479
Kofi A. Bruce		Cash(1)	0	630,000	1,260,000	—	—	—	—	—	—	—
	6/30/2020	RSU(2)	—	—	—	—	—	—	6,691	—	—	412,500
	6/30/2020	PSU(3)	—	—	—	0	13,382	26,764	—	—	—	825,000
	6/30/2020	Options(4)	—	—	—	—	—	—	—	33,455	61.65	268,644
John R. Church		Cash(1)	0	610,200	1,220,400	—	—	—	—	—	—	—
	6/30/2020	RSU(2)	—	—	—	—	—	—	5,678	—	—	350,049
	6/30/2020	PSU(3)	—	—	—	0	11,356	22,712	—	—	—	700,097
	6/30/2020	Options(4)	—	—	—	—	—	—	—	28,387	61.65	227,948
Jaime Montemayor		Cash(1)	0	500,000	1,000,000	—	—	—	—	—	—	—
	6/30/2020	RSU(2)	—	—	—	—	—	—	5,678	—	—	350,049
	6/30/2020	PSU(3)	—	—	—	0	11,356	22,712	—	—	—	700,097
	6/30/2020	Options(4)	—	—	—	—	—	—	—	28,387	61.65	227,948
(1)	Annual Incentive Awards for Fiscal 2021 Performance: Cash. Includes the potential range of 2021 annual incentive awards as described in the Compensation Discussion and Analysis. The actual amount earned for fiscal 2021 performance is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	Long-Term Incentive Awards: Restricted Stock Units. Includes RSUs granted in fiscal 2021 under the 2017 Stock Compensation Plan.
(3)	Long-Term Incentive Awards: Performance Share Units. Includes PSUs that will be paid out based on a fiscal 2021-2023 performance period under the 2017 Stock Compensation Plan as described in the Compensation Discussion & Analysis.
(4)	Long-Term Incentive Awards: Options. Includes options granted in fiscal 2021 under the 2017 Stock Compensation Plan.
Information on the terms of these awards is described under “Elements of Total Direct Compensation and Alignment with Performance Measures” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination or Change in Control for a discussion of how equity awards are treated under various termination scenarios.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the outstanding equity awards as of May 28, 2021 for each of the NEOs.

Name	Vesting Date(1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)
Jeffrey L. Harmening	6/27/2021					27,018	1,698,351
	7/27/2021					49,525	3,113,142
	6/25/2022							65,178	4,097,089
	6/26/2022					32,567	2,047,162
	6/25/2023					32,589	2,048,545
	6/30/2023							56,774	3,568,814
	6/30/2024					28,387	1,784,407
	6/28/2015	44,147	—	37.21	7/28/2021
	6/26/2016	47,306	—	38.15	7/26/2022
	6/25/2017	37,895	—	48.33	7/25/2023
	6/24/2018	60,056	—	53.70	7/24/2024
	6/30/2019	57,879	—	55.72	7/31/2025
	6/21/2020	112,748	—	66.52	7/21/2026
	6/27/2021		270,173	55.52	7/27/2027
	6/26/2022	—	325,663	46.06	7/26/2028
	6/25/2023	—	162,943	53.70	7/25/2029
	6/30/2024	—	141,931	61.65	7/31/2030
Jonathon J. Nudi	6/27/2021					8,556	537,830
	7/27/2021					18,984	1,193,334
	6/25/2022							21,416	1,346,210
	6/26/2022					12,484	784,744
	6/25/2023					10,708	673,105
	6/30/2023							18,654	1,172,590
	6/30/2024					9,327	586,295
	6/25/2017	21,785	—	48.33	7/25/2023
	6/24/2018	16,059	—	53.70	7/24/2024
	6/30/2019	19,293	—	55.72	7/31/2025
	6/21/2020	42,093	—	66.52	7/21/2026
	6/27/2021	—	85,555	55.52	7/27/2027
	6/26/2022	—	124,838	46.06	7/26/2028
	6/25/2023	—	53,539	53.70	7/25/2029
	6/30/2024	—	46,635	61.65	7/31/2030

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Name	Vesting Date(1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)
Kofi A. Bruce	6/27/2021					4,503	283,059
	7/27/2021					5,367	337,370
	6/25/2022							4,656	292,676
	6/26/2022					3,529	221,833
	6/25/2023					2,328	146,338
	6/30/2023							13,382	841,193
	6/30/2024					6,691	420,596
	6/26/2016	10,911	—	38.15	7/26/2022
	6/30/2019	14,919	—	55.72	7/31/2025
	6/21/2020	13,530	—	66.52	7/21/2026
	6/27/2021	—	11,257	55.52	7/27/2027
	6/26/2022	—	35,281	46.06	7/26/2028
	6/25/2023	—	11,639	53.70	7/25/2029
	6/30/2024	—	33,455	61.65	7/31/2030
John R. Church	6/27/2021					4,954	311,408
	7/27/2021					11,557	726,473
	6/25/2022							13,036	819,443
	6/26/2022					7,599	477,673
	6/25/2023					6,518	409,721
	6/30/2023							11,356	713,838
	6/30/2024					5,678	356,919
	6/26/2016	47,306	—	38.15	7/26/2022
	6/25/2017	43,565	—	48.33	7/25/2023
	6/24/2018	35,720	—	53.70	7/24/2024
	6/30/2019	34,727	—	55.72	7/31/2025
	6/21/2020	49,609	—	66.52	7/21/2026
	6/27/2021	—	49,532	55.52	7/27/2027
	6/26/2022	—	75,988	46.06	7/26/2028
	6/25/2023	—	32,589	53.70	7/25/2029
	6/30/2024	—	28,387	61.65	7/31/2030
Jaime Montemayor	6/25/2022							14,590	917,127
	6/30/2023							11,356	713,838
	6/30/2024					5,678	356,919
	6/30/2024	—	28,387	61.65	7/31/2030
(1)	Options and RSUs vest 100% four years after the grant date. PSUs vest three years after the grant date, to the extent they are earned based on a three-year performance period.
(2)	Market value of unvested RSUs and PSUs equals the closing price of our common stock on the NYSE at fiscal year-end ($62.86) multiplied by the number of units. Includes PSUs that are eligible to vest in July 2021 based on performance for the fiscal 2019-2021 performance period.
(3)	Includes PSUs for fiscal 2020-2022 and fiscal 2021-2023 performance periods for all NEOs. PSUs are valued at the target award level.

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Option Exercises and Stock Vested for Fiscal 2021

The following table summarizes the option awards exercised and RSUs vested during fiscal 2021 for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
Jeffrey L. Harmening	—	—	51,085	3,213,093
Jonathon J. Nudi	50,065	1,210,722	16,818	1,056,960
Kofi A. Bruce	6,090	156,635	4,673	293,374
John R. Church	52,812	1,206,955	12,260	767,306
Jaime Montemayor	—	—	—	—
(1)	Value realized equals the closing price of our common stock on the NYSE at exercise, less the exercise price, multiplied by the number of shares exercised.
(2)	Value realized equals the closing price of our common stock on the NYSE on the vesting date multiplied by the number of shares vested.

Pension Benefits

The company maintains two defined benefit pension plans that include NEOs:

●	The General Mills Pension Plan I (“Pension Plan”) is a tax-qualified plan available to certain employees in the United States hired prior to June 1, 2013 and provides benefits based on a formula that yields an annual amount payable over the participant’s life.
●	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides benefits based on the Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the Pension Plan. The Supplemental Retirement Plan also provides benefits based on the Pension Plan formula that is attributable to deferred compensation.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Jeffrey L. Harmening(5)	Pension Plan	26.8710	3,203,326	—
	Supplemental Retirement Plan	26.8710	13,072,576	—
Jonathon J. Nudi(5)	Pension Plan	28.0296	2,654,236	—
	Supplemental Retirement Plan	28.0296	4,882,314	—
Kofi A. Bruce	Pension Plan	12.0000	1,250,391	—
	Supplemental Retirement Plan	12.0000	494,210	—
John R. Church(4)	Pension Plan	32.8334	3,273,306	—
	Supplemental Retirement Plan	32.8334	5,925,966	—
Jaime Montemayor(6)	Pension Plan	—	—	—
	Supplemental Retirement Plan	—	—	—
(1)	Number of years of credited service equals number of years of actual service. The pension formula is calculated using a maximum of 30 years.
(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board, including:
	●	Discount rate equal to a weighted average of 3.21% as of the end of fiscal 2021;
	●	Mortality rates based on the Pri-2012 Mortality Table with White Collar adjustment and MP-2020 generational projection;
	●	Single life annuity payments;
	●	Age 62 (unreduced benefit retirement age), discounted to current age; and
	●	No pre-retirement decrements or future increases in pay, service or legislated limits.
(3)	In accordance with Section 409A of the Internal Revenue Code, “specified employees,” including the NEOs, must wait six months from their termination date to begin payment of any Supplemental Retirement Plan benefit accrued after December 31, 2004 and to receive a distribution of their Supplemental Savings Plan account.

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(4)	NEO is eligible for early retirement under both the Pension Plan and the Supplemental Retirement Plan.
(5)	NEO is not eligible for early retirement but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described in this section, under both the Pension Plan and the Supplemental Retirement Plan.
(6)	NEO is not eligible for the Pension Plan based on his hire date with the company.

The Pension Plan and Supplemental Retirement Plan formulas together provide an annual benefit amount equal to 50% of Final Average Earnings less 50% of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed in this section. Final Average Earnings are the greater of (a) average of the highest five full calendar years of compensation recognized under the Plans, and (b) the final 60 months of compensation. Final Average Earnings generally approximate the salary and non-equity incentive plan compensation reported in the Summary Compensation Table.

Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit calculation is reduced by 2% per year for the first three years and by 4% per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit calculation is reduced by 5/9 of a percent for each of the first 36 months by which commencement precedes age 65.

Employees hired prior to January 1, 2005 that terminate prior to early retirement eligibility and whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early commencement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

All distributions under the Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either Plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50% to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 50% of the amount. Additional forms of payment are a “Joint and 75% to Survivor Pension” and a “Joint and 100% to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 75% or 100% of the same amount, respectively, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a “Single Life Pension,” and for married participants, a “Joint and 100% to Survivor Pension.” A “Joint and 50% to Survivor Pension” is also available.

Other Retirement Savings Plans

The company also offers the General Mills 401(k) Plan (“401(k) Plan”), a qualified plan available generally to employees in the United States, and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The 401(k) Plan provides for participant contributions, together with a company match and certain company contributions. Company contributions that cannot be deposited in the 401(k) Plan due to deferred compensation or federal limitations on contributions to qualified plans are credited to the Supplemental Savings Plan for eligible participants.

For the NEOs and other U.S. salaried employees hired before June 1, 2013, participant contributions to the 401(k) Plan can be matched up to 6% of earnable compensation subject to Internal Revenue Code limits. The company match has fixed and variable components. The fixed match is 50% on the first 6% of pay. In addition, the company at its discretion may add up to another 50% on the first 6% of pay after the close of each fiscal year, as an annual variable match.

U.S. salaried employees hired on or after June 1, 2013 and U.S. non-union production employees hired on or after January 1, 2018 receive enhanced retirement benefits through the 401(k) Plan and the Supplemental Savings Plan, instead of participating in the Pension Plan and Supplemental Retirement Plan. This enhanced plan will also be provided to all non-union employees effective January 1, 2028, after the pension freeze has become effective. This program is made up of two parts – company match and an annual company contribution. The company match is 100% on the first 4% of pay and 50% on the next 4% of pay. This program does not have a discretionary variable match. In addition to the company match, there is an annual company contribution up to 5% of pay based on age plus service points.

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The contributions to the 401(k) Plan and Supplemental Savings Plan for the NEOs for fiscal 2021 are reported in the Summary Compensation Table and reflect 60% of the maximum annual contribution available. This contribution was granted to eligible 401(k) Plan participants in light of the company’s fiscal 2021 performance. Distributions from the 401(k) Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are made in the calendar year following termination.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the NEOs, with the opportunity to defer up to 50% of base salary, 90% of annual incentive awards and 100% of RSUs. The CEO can defer up to 100% of his base salary, less tax withholding.

Participants’ deferred cash accounts earn a daily rate of return that tracks the investment return achieved under participant-selected investment funds, all of which are offered to participants in our 401(k) Plan. Here are the investment funds that were available for the full fiscal year and their rates of return for fiscal 2021: Stable Value Fund (2.1%); Core Bond Fund (-0.5%); Diversified U.S. Equity Fund (47.6%); Diversified U.S. Equity Index Fund (43.9%); Diversified International Equity Fund (44.1%); Diversified International Equity Index Fund (44.0%); Multi-Asset Class Fund (25.1%).

Participants are able to change their investment mix on a daily basis. RSUs in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing price of our common stock on the NYSE on the dividend payment date.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than age 70. Furthermore, in the case of deferred cash, participants may not receive distributions for at least one year following the date on which the cash otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment or up to ten annual installments.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey L. Harmening	2,549,365	—	1,496,772	—	12,762,330
Jonathon J. Nudi	—	—	29,763	—	993,172
Kofi A. Bruce	—	—	(2,294)	53,121	—
John R. Church	—	—	—	—	—
Jaime Montemayor	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

Payments and benefits received by the NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2021. The actual amounts to be paid out can only be determined at the time of the NEO’s departure from the company.

Pension Plan and Supplemental Retirement Plan

Generally, any NEOs who are terminated for any reason receive their vested benefits under the Pension Plan and Supplemental Retirement Plan as outlined in the Pension Benefits section.

Deferred Compensation Plan

Generally, any NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section. Amounts are paid in accordance with the distribution date and form of distribution elected by the NEO at time of deferral.

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Stock Compensation Plans

Unvested equity awards granted to the NEOs are generally treated as follows:

Nature of Termination	RSUs	PSUs	Stock Options
Voluntary	Forfeit	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 years	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for shorter of remainder of option term or one year
Involuntary without Cause where Age + Years of Service ≥ 70 years	Normal vesting continues	Within fiscal year of grant: pro rata vest; After fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Normal vesting continues, exercisable for remainder of option term
Retirement – Normal and Early	Normal vesting continues	Within fiscal year of grant: pro rata vest; After fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Normal vesting continues, exercisable for remainder of option term
Death	Fully vest	Fully vest	Fully vest, exercisable for remainder of option term
Change in Control(1)	Double-trigger vesting	Double-trigger vesting	Subject to double-trigger vesting and then exercisable for shorter of remainder of option term or one year

Equity awards granted to the Chief Executive Officer, beginning with the June 2018 award have the same termination provisions set forth in the table above, except for the following more restrictive vesting provisions:

Nature of Termination	RSUs	PSUs	Stock Options
Involuntary without Cause	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for shorter of remainder of option term or one year
Early Retirement (age 55 + 5 years of service)	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for remainder of option term
Normal Retirement (age 62 + 5 years of service)	Normal vesting continues	Within fiscal year of grant: pro rata vest; After fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Normal vesting continues, exercisable for remainder of option term
(1)	For double trigger vesting: (1) the change in control must be consummated, and (2) either the participant must be involuntarily terminated other than for cause (or must terminate with “good reason”) within two years of the change in control, or awards are neither assumed nor replaced with awards that fairly preserve their value.

Health Benefits

The NEOs who were hired prior to January 1, 2016 qualify for the same retiree medical benefits available to the rest of our salaried employees in the United States who were hired prior to January 1, 2016. If an NEO is involuntarily terminated or terminated in connection with a change in control, he or she can receive medical coverage for 18 to 24 months under the Severance Plan described below. This coverage is the same as all other salaried employees would receive if involuntarily terminated.

Executive Separation Pay and Benefits Program

The General Mills Separation Pay and Benefits Program for Officers (“Severance Plan”) establishes the severance payments and benefits for all corporate executives, including the NEOs. The Severance Plan is intended to attract and retain NEOs and to promote orderly succession for key roles, particularly during the critical period surrounding a change in control when they are needed to minimize disruption to the business and to reassure shareholders and other stakeholders. This Severance Plan is in lieu of employment contracts, which we do not have with any NEO.

62	General Mills Inc.

Executive Compensation

For the NEOs, the Severance Plan provides 18 to 24 months continuation of base salary, target bonus, health benefits, life insurance and outplacement assistance following an involuntary termination other than for cause, death or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are paid monthly, and medical and dental benefits are maintained by the company as outlined in the Severance Plan.

In the event of a change in control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change in control, select senior executives, including each NEO, will receive a lump sum payment equal to 18 to 24 months of base salary and target bonus payable within 30 days of termination, in addition to the other benefits described above.

Executives who are eligible for change in control payments will not receive excise tax gross-ups on those payments to the extent they are subject to excise taxes under Internal Revenue Code Section 4999. Instead, change in control payments will be subject to a “net best” provision, whereby the NEOs will receive either the original amount of the payment or a reduced amount, depending on which will provide them a greater after-tax benefit.

As a condition of receiving benefits under the Severance Plan, the NEOs are required to sign a separation agreement containing a general release and confidentiality, cooperation with litigation, non-disparagement, non-competition and non-solicitation provisions.

For the purposes of the Severance Plan, “change in control” includes:

●	Certain acquisitions of 20% or more of the voting power of securities entitled to vote in the election of directors;
●	Changes in a majority of the incumbent directors (incumbent directors include directors approved by a majority of the incumbents);
●	Certain reorganizations, mergers, asset sales or other transactions that result in existing shareholders owning less than 60% of the company’s outstanding voting securities; or
●	A complete liquidation of the company.

“Cause” includes:

●	Conviction of, or plea of guilty or no contest with respect to, a felony;
●	Improper disclosure of proprietary information or trade secrets of the company and its affiliates;
●	Willful failure to perform, or negligent performance of, employment duties;
●	Falsification of any records or documents of the company and its affiliates;
●	Willful misconduct, misappropriation, breach of fiduciary duty, fraud, or embezzlement with regard to the company and its affiliates;
●	Violation of any employment rules, policies or procedures of the company and its affiliates; or
●	Intentional or gross misconduct that injures the business or reputation of the company and its affiliates.

“Good reason” includes:

●	Material diminishment of the executive’s position, authority, duties or responsibilities;
●	Decrease in base salary, annual bonus or long-term incentive opportunity;
●	Certain required relocations; or
●	Failure to bind successors to the Severance Plan.

Notice of 2021 Annual Meeting of Shareholders	63

Executive Compensation

Payments and Benefits as of the Last Business Day of Fiscal 2021

The payments and benefits for the NEOs under each termination scenario are outlined below. Perquisites and other personal benefits are valued on the basis of their aggregate incremental cost to the company.

TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS

Benefit or Payment	Retirement	Involuntary Not For Cause Termination	Death	Change in Control
Prorated Bonus	Yes	Yes	Yes	Yes
Deferred Compensation Plan Contributions and Earnings	Yes	Yes	Yes	Yes
Vested Benefits in the Pension Plan and Supplemental Retirement Plan(1)	Yes	Yes	Yes	Yes
Vesting of Unvested RSUs(2)	Treatment upon termination outlined on page 62
Vesting of Unvested PSUs(3)
Vesting of Unvested Stock Options(4)
Medical and Life Insurance Benefits(5)	General Plan	Continued 18-24 months	No	Continued 18-24 months
Spouse/Dependent Medical Benefits(5)	General Plan	Continued 18-24 months	No	Continued 18-24 months
Pay Continuance	No	18-24 months’ Salary & Target Bonus	No	18-24 months’ Salary & Target Bonus
Outplacement Assistance	No	Yes	No	Yes
Financial Counseling(6)	Yes	No	Yes	No
Company Car Purchase Option	Yes	Yes	No	No
(1)	Mr. Church was eligible for early retirement as of the last business day of fiscal 2021.
(2)	For vesting of unvested RSUs, the values included in the table at the end of this section are based on the number of RSUs that would have vested if termination occurred on the last business day of fiscal 2021, multiplied by the closing price of our common stock on the NYSE as of that date ($62.86). RSUs granted to the CEO, beginning with the fiscal 2018 award, and all other NEOs beginning with the fiscal 2019 award will have continued vesting in the case of “retirement” and “involuntary not for cause termination”.
(3)	For vesting of unvested PSUs, the values included in the table at the end of this section are based on the number of PSUs that would have vested if termination occurred on the last business day of fiscal 2021, assuming target performance, multiplied by the closing price of our common stock on the NYSE as of that date ($62.86).
(4)	For vesting of unvested stock options, the values included in the table at the end of this section are based on the number of options that would have vested if termination occurred on the last business day of fiscal 2021, multiplied by the difference between the exercise price and the closing price of our common stock on the NYSE as of that date ($62.86).
(5)	The NEOs hired prior to January 1, 2016 qualify for retiree medical benefits available to the rest of our salaried employees in the United States hired prior to January 1, 2016. Executives receive 18 to 24 months continued pay and medical and life insurance benefits if they are involuntarily terminated or terminated in connection with a change in control.
(6)	One year of financial counseling is available if the NEO is retirement eligible. Mr. Church qualified as of the last business day of fiscal 2021. One year of financial counseling is also available to a NEO’s spouse upon the officer’s death, whether or not the officer was retirement eligible.

The following table outlines the value of payments and benefits that the NEOs would receive under various termination scenarios as of the last business day of fiscal 2021, excluding any prorated bonus, Deferred Compensation Plan contributions and earnings and vested benefits in the Pension Plan and Supplemental Retirement Plan:

Name	Retirement on 5/28/2021 ($)	Involuntary Not For Cause Termination on 5/28/2021 ($)	Death on 5/28/2021 ($)	Change in Control Under Severance Pay Plan on 5/28/2021 ($)
Jeffrey L. Harmening	—	15,670,866	28,729,858	32,989,729
Jonathon J. Nudi	—	3,242,942	10,004,142	12,633,661
Kofi A. Bruce	—	2,840,509	3,527,732	5,379,777
John R. Church	358,545	3,022,077	6,056,205	8,711,737
Jaime Montemayor	—	1,770,557	2,101,262	3,371,424

64	General Mills Inc.

Executive Compensation

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the company is required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee of the company (the “Pay Ratio Disclosure”). For fiscal 2021:

●	The total compensation of our median employee was $75,101;
●	The total compensation of our CEO was $15,572,682; and
●	The ratio of our CEO’s total compensation to the median employee’s total compensation was 207 to 1.

To identify our median employee, we compared fiscal 2021 base salaries, target annual incentives and allowances for all individuals who were employed by us on March 1, 2021, excluding our CEO, annualized for any permanent employees who joined the company during fiscal 2021. We did not make any cost-of-living adjustments. We excluded all employees based in the following countries as permitted by SEC rules under a de minimis exemption: Mexico (1,033) and Taiwan (474). The total number of excluded employees (1,507) represents less than 5% of our total employee population of approximately 35,000 employees worldwide.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio disclosures reported by other companies.

Notice of 2021 Annual Meeting of Shareholders	65

PROPOSAL NUMBER 3:
Ratify Appointment of the Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2022.

The audit committee is responsible for the selection, retention, oversight, evaluation and compensation of the independent auditor. The audit committee has appointed KPMG LLP (“KPMG”) to serve as our independent auditor for fiscal 2022. KPMG has served as the company’s independent auditor since 1928.

The audit committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the audit committee considers a number of factors, including:

●Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;
●The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;
●A review of the firm’s independence and internal quality controls;
●Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);
●The appropriateness of KPMG’s fees for audit and non-audit services; and
●The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In accordance with SEC rules and company policies, our lead engagement partner is limited to a maximum of five years of service in that capacity. In order to select the lead engagement partner, management meets with each candidate for the role and then reviews and discusses the candidates with the chair of the audit committee, who meets with selected candidates. Based on recommendations from management and the chair, the full committee reviews and approves the lead engagement partner.

Based on its annual review, the audit committee believes that the retention of KPMG as our independent auditor is in the best interests of the company and its shareholders. We are asking shareholders to ratify the appointment of KPMG for fiscal 2022. If shareholders do not ratify the appointment of KPMG, the audit committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent auditor.

Representatives from KPMG will attend the 2021 Annual Meeting and will have the opportunity to make a statement and answer questions.

66	General Mills Inc.

Proposal Number 3: Ratify Appointment of the Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees paid to KPMG during the fiscal years ended May 30, 2021 and May 31, 2020.

	Fiscal Year
(In thousands)	2021	2020
Audit Fees	$7,112	$7,818
Audit-Related Fees(1)	2,342	2,291
Tax Fees(2)	2,094	1,817
All Other Fees	—	—
TOTAL FEES	$11,548	$11,926
(1)	Includes primarily audit related due diligence matters and audit services for benefit plans and the General Mills Foundation.
(2)	Includes primarily tax structure services, transfer pricing studies and planning and compliance filings.

The audit committee has determined that performance of the services described in the table is compatible with maintaining the independence of KPMG.

Auditor Services Pre-approval Policy

The audit committee has a formal policy concerning approval of all services to be provided by KPMG, including audit, audit-related, tax and other services. The policy requires that all services KPMG may provide to us be pre-approved by the audit committee. The chair of the audit committee has the authority to pre-approve permitted services that require action between regular audit committee meetings, provided the chair reports to the full audit committee at the next regular meeting. The audit committee approved all services provided by KPMG during fiscal years 2020 and 2021.

Audit Committee Report

The Audit Committee. The audit committee of the board of directors consists of the five directors named below this report. Each member of the audit committee is an independent director under our guidelines and as defined by NYSE listing standards and SEC regulations for audit committee membership.

In addition, the board of directors has unanimously determined that Mr. Clark, Mr. Cordani, Ms. Henry and Mr. Sprunk qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of NYSE listing standards. The board of directors has also unanimously determined that all audit committee members are financially literate within the meaning of the NYSE listing standards.

The audit committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls; assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm; approving the independent registered public accounting firm’s services and fees; reviewing our risk assessment process and ethical, legal and regulatory compliance programs; and reviewing and approving our annual audited financial statements before issuance, subject to the board of directors’ approval. The audit committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Audit Committee Report. The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended May 30, 2021.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended May 30, 2021 with management and KPMG, with and without management present. In connection with that review, the audit committee considered and discussed the quality of the company’s financial reporting and disclosures, management’s assessment of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting.

Notice of 2021 Annual Meeting of Shareholders	67

Proposal Number 3: Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has reviewed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. This review included a discussion with management and the independent auditor of the quality, and not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has discussed with KPMG its independence from management and the company, as well as the matters in the written disclosures and the letter received from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has reviewed all fees paid to KPMG during the fiscal year and has considered the compatibility of KPMG’s performance of non-audit services, including the tax planning services described above, with the maintenance of KPMG’s independence as the company’s independent auditor.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended May 30, 2021 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Maria G. Henry, Chair
R. Kerry Clark
David M. Cordani
Elizabeth C. Lempres
Eric D. Sprunk

68	General Mills Inc.

PROPOSAL NUMBER 4:
Amendment and Restatement of our Restated Certificate of Incorporation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING PROVISIONS APPLICABLE TO PREFERRED SHAREHOLDERS

Our Restated Certificate of Incorporation (the “certificate”) includes supermajority voting provisions applicable solely to holders of cumulative preference stock (the “preferred stock”). We currently do not have any preferred shareholders. After careful consideration of the advantages and disadvantages of supermajority voting provisions, the viewpoints expressed by our shareholders and trends and best practices in corporate governance, the board and corporate governance committee have determined that it is appropriate to eliminate the preferred stock supermajority voting provisions in our certificate and to provide for a majority voting standard on matters to be voted on by the preferred stock. Therefore, upon the recommendation of the corporate governance committee, the board approved and recommended the amendment and restatement of our certificate to eliminate the supermajority voting requirements and to provide for a majority voting standard on matters to be voted on by the preferred stock. Furthermore, the board has approved conforming amendments to our by-laws, contingent upon shareholder approval and implementation of the proposed amendment and restatement of the certificate.

The summary set forth above may not contain all the information that is important to you. The complete text of the Amended and Restated Certificate of Incorporation (the “amended certificate”), marked to show the recommended changes, is included in Appendix B to this proxy statement. You are urged to read the amended certificate in its entirety.

If this proposal is approved by a majority of our shares of common stock outstanding and entitled to vote on the record date, the amended certificate will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after the required shareholder approval is obtained.

Notice of 2021 Annual Meeting of Shareholders	69

Stock Ownership Information

Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and executive officers as a group and (d) each person or group owning more than 5% of our outstanding shares. Unless otherwise noted, all amounts are as of July 30, 2021, and the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)		Exercisable Options(2)	Percent of Class
Kofi A. Bruce	19,693		50,617	*
John R. Church	69,694	(3)	260,459	*
R. Kerry Clark	53,801		—	*
David M. Cordani	34,570		—	*
Roger W. Ferguson Jr.	21,572		—	*
Jeffrey L. Harmening	252,160	(4)	586,057	*
Maria G. Henry	27,787		—	*
Jo Ann Jenkins	6,487		—	*
Elizabeth C. Lempres	9,780		—	*
Jaime Montemayor	—		—	*
Diane L. Neal	10,961		—	*
Jonathon J. Nudi	41,515		110,813	*
Steve Odland	160,070		—	*
Maria A. Sastre	11,878		—	*
Erik D. Sprunk	19,892		—	*
Jorge A. Uribe	20,384	(5)	—	*
All directors, nominees and executive officers as a group (25 persons)	1,245,108	(6)	1,986,655	*
The Vanguard Group, Inc.	50,879,404	(7)	—	8.4
BlackRock, Inc.	44,619,971	(8)	—	7.4
State Street Corporation	33,903,570	(9)	—	5.6
*	Indicates ownership of less than 1% of the total outstanding shares.
(1)	Includes:
● Shares of our common stock directly owned;
● Shares of our common stock allocated to participant accounts under our 401(k) Plan;
● RSUs that vest within 60 days of July 30, 2021, as to which the beneficial owner currently has no voting or investment power: 3,104 RSUs for each independent director and 34,144 RSUs for all directors, nominees and executive officers as a group; and
● Stock units that have vested and been deferred, as to which the beneficial owner currently has no voting or investment power: 30,963 units for Mr. Clark; 18,468 units for Mr. Ferguson Jr.; 119,613 units for Mr. Harmening; 7,857 units for Ms. Neal; 24,356 units for Mr. Nudi; 62,115 units for Mr. Odland; 7,774 units for Ms. Sastre; 16,788 units for Mr. Sprunk; and 450,934 units for all directors, nominees and executive officers as a group.
(2)	Includes options that were exercisable on July 30, 2021 and options that become exercisable within 60 days of July 30, 2021.
(3)	Includes 24,883 shares held in individual trusts by either Mr. Church or his spouse, for which they serve as trustees, and 3,949 shares owned by Mr. Church’s spouse.
(4)	Includes 94,512 shares held in individual trusts by Mr. Harmening or his spouse, for which they serve as trustees.
(5)	Includes shares held in individual trust by Mr. Uribe, for which he serves as trustee.
(6)	Includes 248,055 shares held solely by, jointly by, or in trust for the benefit of family members.

70	General Mills Inc.

Stock Ownership Information

(7)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group and its subsidiaries (“Vanguard”), at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The filing indicated that as of December 31, 2020, Vanguard had sole investment power over 48,131,018 of these shares and shared investment power over 2,748,386 of these shares. The filing also indicated that as of December 31, 2020, Vanguard had shared voting power over 1,030,561 of these shares.
(8)	Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. and its subsidiaries (“BlackRock”), at 55 East 52nd Street, New York, New York 10055. The filing indicated that as of December 31, 2020, BlackRock had sole investment power over all of these shares, and sole voting power over 38,025,518 of these shares.
(9)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2021 by State Street Corporation and its subsidiaries (“State Street”), at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. The filing indicated that as of December 31, 2020, State Street had shared investment power over all of these shares and shared voting power over all of these shares.

Related Policies

Independent Director Stock Ownership Policy

A substantial portion of independent director compensation is linked to our stock performance, and directors can elect to receive their entire board remuneration in stock and stock-related compensation. Our policy requires that independent directors keep all of the shares that they receive as compensation until they own shares equal in market value to at least five times their annual retainer, excluding any fees for serving as Independent Lead Director, chairing a committee or serving on the audit committee. As of July 30, 2021, all independent directors had met or exceeded these stock ownership requirements, except for Jo Ann Jenkins who joined the board in 2020.

Director Stock Ownership Requirement 5x annual cash retainer

Significant Executive Investment in Company Stock

Long-term stock ownership is deeply engrained in our executive culture, and it reflects our executives’ strong commitment to the company’s success. Minimum ownership requirements are ten times annual salary for the CEO, five times annual salary for members of the CEO’s senior leadership team and three times annual salary for all other corporate officers. Executives must hold 50% of net, after-tax shares that they receive pursuant to stock awards until they meet the ownership requirements. Stock ownership includes direct and indirect ownership, deferred stock units, unvested RSUs and stock held in the 401(k) Plan as of July 30, 2021, but does not include unvested PSUs and stock options. Given Mr. Bruce’s recent appointment as Chief Financial Officer and Mr. Montemayor’s recent appointment as Chief Data and Technology Officer, they are both currently below our minimum ownership requirements.

STOCK OWNERSHIP FOR ACTIVE NAMED EXECUTIVE OFFICERS

Name	Shares Owned
Jeffrey L. Harmening Chairman and CEO	396,016
Jonathon J. Nudi Group President, North America Retail	92,283
Kofi A. Bruce Chief Financial Officer	43,123
John R. Church Chief Transformation & Enterprise Services Officer	100,016
Jaime Montemayor Chief Digital and Technology Officer	11,509
Required Base Salary Multiple	Actual Base Salary Multiple

Prohibitions on Hedging or Pledging Company Stock

Executive officers and directors of the company are not permitted to hedge or otherwise monetize their interests in company securities or pledge company securities as security for loans. These restrictions include prohibitions on the use of exchange trusts, prepaid variable forwards, equity swaps, forwards or any other derivative instruments.

Notice of 2021 Annual Meeting of Shareholders	71

General Information

Other Business

We do not know of any other matters to be presented at the 2021 Annual Meeting. If any other matter is properly presented for a vote at the 2021 Annual Meeting, proxies other than the one for 401(k) Plan shares will be voted in the sole discretion of the proxy holders.

Questions and Answers About the 2021 Annual Meeting and Voting

Q.	How can I attend the 2021 Annual Meeting?
A.	Due to the public health concerns regarding the COVID-19 pandemic, we are holding the Annual Meeting in a virtual-only meeting format to support the health and safety of our shareholders and employees. You will not be able to attend the Annual Meeting at a physical location.

If you are a shareholder at the close of business on the record date (July 30, 2021), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GIS2021 and logging in by entering your 16-digit control number printed on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/GIS2021 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting. You may log into www.virtualshareholdermeeting.com/GIS2021 beginning at 8:15 a.m., Central Daylight Time on September 28, 2021. The annual meeting will begin promptly at 8:30 a.m., Central Daylight Time on September 28, 2021. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

If you have additional questions about the Annual Meeting, please contact us at 1-800-245-5703.

Q.	How can I vote and ask questions at the 2021 Annual Meeting?
A.	The Annual Meeting will be conducted in a virtual-only meeting format. Only shareholders who entered the Annual Meeting by entering the 16-digit control number printed on their Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card may vote and ask questions at the Annual Meeting. Questions by those shareholders may be submitted in real time during the Annual Meeting at www.virtualshareholdermeeting.com/GIS2021 or 10 days prior to the meeting by going to the website www.proxyvote.com and following the instructions for logging-in included with your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card.

During the Annual Meeting, we are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the Annual Meeting. If we run out of time to answer all of the questions submitted, we will provide responses to the questions not addressed on our website at www.generalmills.com in the Investors section after the Annual Meeting for a period of 30 days. Submitted questions should follow our Rules of Conduct in order to be addressed during or after the Annual Meeting. Our Rules of Conduct will be posted at www.virtualshareholdermeeting.com/GIS2021 during the Annual Meeting.

Q.	If I cannot attend the Annual Meeting, how do I vote or listen to it later?
A.	You do not need to attend the Annual Meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the Annual Meeting, including the questions answered during the meeting, will be available at on our website at www.generalmills.com in the Investors section after the Annual Meeting for a period of 30 days.

Q.	How do I receive a printed copy of proxy materials?
A.	To request a printed copy of the proxy materials, please call 1-800-579-1639, e-mail sendmaterial@proxyvote.com or visit www.proxyvote.com. To make your request, you will need the 16-digit control number printed on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card.

72	General Mills Inc.

General Information

Q.	Who is entitled to vote?
A.	Record holders of General Mills common stock at the close of business on July 30, 2021 may vote at the 2021 Annual Meeting. On July 30, 2021, 606,277,260 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

A list of shareholders entitled to vote at the meeting will be available for inspection 10 days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. Central Daylight Time at our corporate headquarters in Minneapolis, Minnesota and during the Annual Meeting at www.virtualshareholdermeeting.com/GIS2021. If due to COVID-19, our corporate headquarters are closed during the 10 days prior to the Annual Meeting, you may send a written request to the Corporate Secretary at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, and we will arrange for you to inspect the list. The list of shareholders will also be available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/GIS2021.

Q.	How do I vote?
A.	If you hold your shares in a brokerage account in your broker’s name (“street name”), or you hold your shares through the General Mills 401(k) Plan, you should follow the voting directions provided by your broker or nominee:

●You may complete and mail a voting instruction form to your broker or nominee.
●If your broker allows, you may submit voting instructions by telephone or the Internet.
●You may use a mobile device by scanning the QR Barcode on your voter instruction form or Notice of Internet Availability of Proxy Materials and following the prompts that appear on your mobile device.
●You may also cast your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2021.

If you are a registered shareholder, you may vote using any of the following methods:

●By going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail. You will need the 16-digit control number printed therein. You may also access instructions for telephone voting on the website.
●By using your mobile device to scan the QR Barcode on your proxy card or Notice of Internet Availability of Proxy Materials and following the prompts that appear on your mobile device.
●If you received a printed copy of the proxy materials, by completing and mailing your proxy card, or if you reside in the United States or Canada, by dialing 1-800-690-6903 and following the instructions for telephone voting on the proxy card that you received in the mail. You will need the 16-digit control number printed on your proxy card.
●You may also cast your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2021.

Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on Monday, September 27, 2021, except that the telephone and Internet voting instruction deadline for 401(k) Plan shares is Midnight Eastern Daylight Time on Thursday, September 23, 2021.

We will vote your shares as you direct. You have three choices on each director nominee and other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you return a proxy card but do not specify how you want to vote your shares, we will vote them FOR the election of the 11 director nominees set forth in this Proxy Statement, FOR the compensation paid to our named executive officers, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and FOR the approval of the amendment and restatement of our restated certificate of incorporation.

Q.	What if I change my mind after I vote my shares?
A.	You can revoke or change your proxy at any time before it is voted at the 2021 Annual Meeting.

If you hold your shares in a brokerage account in your broker’s name (“street name”), or you hold your shares through the General Mills 401(k) Plan, you may revoke or change your vote:

●Via telephone or Internet, using the voting directions provided by your broker or nominee; or
●By casting your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2021.

Notice of 2021 Annual Meeting of Shareholders	73

General Information

If you are a registered shareholder, you may revoke or change your vote by:

●Voting by telephone or the Internet, using the voting directions provided on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail;
●Sending written notice to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;
●Submitting a properly signed proxy card with a later date; or
●By casting your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2021.

Q.	How will my General Mills 401(k) Plan shares be voted?
A.	If you hold your shares through the General Mills 401(k) Plan, you are considered a named fiduciary who may direct State Street Bank and Trust, as the plan fiduciary, how to vote your shares. For shares that are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 23, 2021. Any instruction received by State Street regarding your vote will be confidential.

Q.	What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?
A.	It means you have multiple accounts at the transfer agent or with banks or stockbrokers. Please vote all of your accounts. If you would like to consolidate multiple accounts at our transfer agent, please contact Equiniti Shareowner Services at 1-800-670-4763.

Q.	What will happen if I do not return a proxy card or voter instruction form?
A.	If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote (Proposal Number 3 to ratify the appointment of KPMG LLP as our independent auditor). Otherwise, your shares will not be voted.

Q.	How many shares must be present to hold the 2021 Annual Meeting?
A.	At least one-half of General Mills’ outstanding common shares as of the record date must be represented at the 2021 Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting if you:

●Are present and vote in person at the Annual Meeting;
●Have properly submitted a proxy card or a voter instruction form, or voted by telephone or the Internet on a timely basis; or
●Hold your shares through a broker or otherwise in street name, and your broker uses its discretionary authority to vote your shares on Proposal Number 3 or submits a proxy indicating that it does not have discretionary authority to vote on one or more other proposals.

Q.	How many votes are needed to approve each item?
A.	Proposals 1, 2 and 3 require the affirmative vote of a majority of votes cast (excluding abstentions) by shareholders entitled to vote and represented at the 2021 Annual Meeting in person or by proxy. If there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Proposal 4, requesting the approval of the amendment and restatement of our restated certificate of incorporation, requires the affirmative vote of a majority of our shares of common stock outstanding and entitled to vote on the record date.

If an incumbent director is not reelected by a majority of votes cast, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

74	General Mills Inc.

General Information

Q.	How will voting on any other business be conducted?
A.	We do not know of any business to be considered at the 2021 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your signed proxy card (other than for 401(k) Plan shares) gives authority to Jeffrey L. Harmening and Richard C. Allendorf to vote on such matters in their discretion.

Q.	How are the votes counted?
A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the 2021 Annual Meeting for purposes of determining whether there is a quorum under our by-laws, they are not treated as votes cast on Proposal Number 1, Proposal Number 2 or Proposal Number 3. Abstentions have no effect on the outcome of those proposals, but abstentions have the effect of votes against Proposal Number 4.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker may not vote your shares on any proposal except Proposal Number 3 at the 2021 Annual Meeting. If a broker submits a proxy indicating that it does not have discretionary authority to vote on one or more proposals, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. They are not treated as votes cast on Proposal Number 1, Proposal Number 2 or Proposal Number 3. Broker non-votes have no effect on the outcome of those Proposals, but broker non-votes have the effect of votes against Proposal Number 4. NYSE rules permit brokers discretionary authority to vote on Proposal Number 3 at the 2021 Annual Meeting if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 3.

We have a policy of confidential voting that applies to all shareholders, including our employee-shareholders. Broadridge Investor Communications Solutions will tabulate the votes received.

Q.	Where do I find the voting results of the meeting?
A.	We will publish the voting results in a current report on Form 8-K, which is due to be filed with the SEC within four business days of the 2021 Annual Meeting. You can also go to our website at www.generalmills.com to access the Form 8-K.

Q.	How do I submit a shareholder proposal?
A.	If you wish to submit a proposal other than a director nomination for inclusion in our next Proxy Statement, we must receive the proposal on or before the close of business on April 19, 2022. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

If you wish to use proxy access to submit a director nomination for inclusion in our next Proxy Statement:

●You, or a group of up to 20 shareholders, must have continuously owned for three years at least 3% of our outstanding common stock.
●We must receive the nomination no earlier than the close of business on March 18, 2022 and no later than the close of business on April 19, 2022. The notice must contain the information required by our by-laws.
●Proxy access nominees appearing in the Proxy Statement generally may number up to the greater of two directors or 20% of the number of directors in office as of April 11, 2022. If there are a greater number submitted, our by-laws specify how the company will select which proxy access nominees to include in the Proxy Statement.
●Shareholder(s) and nominee(s) must satisfy the additional requirements specified in our by-laws.

Under our by-laws, if you wish to nominate a director or bring other business before the shareholders at our 2022 Annual Meeting without including your proposal in our Proxy Statement:

●You must notify the Corporate Secretary of General Mills in writing no earlier than the close of business on May 31, 2022 and no later than the close of business on June 30, 2022; and
●Your notice must contain the specific information required in our by-laws.

Our by-laws may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Notice of 2021 Annual Meeting of Shareholders	75

General Information

Solicitation of Proxies

We pay for preparing, printing and mailing this Proxy Statement and the Notice of Internet Availability of Proxy Materials. We have engaged D.F. King & Co. to help us solicit proxies from shareholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses.

In addition to D.F. King, our directors, officers and employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Delivery and Viewing of Proxy Materials

Electronic Delivery of Proxy Materials. Simply follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote via the Internet, or go directly to www.icsdelivery.com/gis to register your consent to receive our annual report and this Proxy Statement in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards mailed to you will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee-shareholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households. SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095.

Annual Reports

Our 2021 Annual Report to Shareholders, which includes our consolidated financial statements for the fiscal year ended May 30, 2021, is available on our website at www.generalmills.com in the Investors section. To request a copy, please call 1-800-245-5703 and one will be sent to you without charge within one business day of receipt of such request. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended May 30, 2021 by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at corporate.secretary@genmills.com.

Your Vote is Important!

Please vote by telephone or the Internet or, if you received a printed copy of the proxy materials, sign and promptly return your proxy card in the enclosed envelope.

76	General Mills Inc.

Appendix A: Non-GAAP Financial Measures

We have included in this Proxy Statement measures of financial performance that are not defined by generally accepted accounting principles (“GAAP”). Each of the measures is used in reporting to our executive management and several are used as components of the board of director’s measurement of our performance for incentive compensation purposes.

For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures.

Please see page 38 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021 for the tax impact of after-tax items used in the reconciliations below.

ORGANIC NET SALES GROWTH

	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net Sales Growth as Reported	3%	5%	7%
Acquisition and Divestitures	—	Flat	9 pts
Foreign Currency Exchange	1 pt	(1) pt	(2) pts
53rd Week	(2) pts	2 pts	—
Organic Net Sales Growth	4%	4%	Flat

Note: Table may not foot due to rounding.

Notice of 2021 Annual Meeting of Shareholders	A-1

Appendix A: Non-GAAP Financial Measures

ADJUSTED OPERATING PROFIT AND RELATED CONSTANT-CURRENCY GROWTH RATE, ADJUSTED FOR INCENTIVE COMPENSATION MEASUREMENT

	Fiscal Year
	2021	2020	2019	2021 vs. 2020 Change
Operating Profit Growth as Reported	$3,144.8	$2,953.9	$2,515.9	6%
Restructuring charges(a)	172.7	50.2	77.6
Project-related costs(a)	—	1.5	1.3
Mark-to-market effects(b)	(138.8)	24.7	36.0
Investment activity, net(c)	(76.4)	8.4	(22.8)
Divestiture loss(d)	53.5	—	30.0
Transaction costs(e)	9.5	—	—
Non-income tax gain(f)	(8.8)	—	—
Product recall adjustment, net(g)	(3.5)	19.3	—
Acquisition transaction and integration costs(h)	—	—	25.6
Asset impairments(i)	—	—	207.4
Legal recovery(j)	—	—	(16.2)
Hyperinflationary accounting(k)	—	—	3.2
Adjusted Operating Profit	$3,153.2	$3,058.0	$2,858.0	3%
Foreign Currency Exchange Impact				1 pt
Adjusted Operating Profit Growth on a Constant-Currency Basis				2%
Adjustments for Incentive Compensation Measurement(l)	—
Adjusted Operating Profit, Excluding Certain Items for Incentive Compensation	$3,153.2			3%
Foreign Currency Exchange Impact				1 pt
Adjusted Operating Profit Growth, Excluding Certain Items for Incentive Compensation, on a Constant-Currency Basis				2%

Note: Table may not foot due to rounding.

(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020 and fiscal 2019. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(b)

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(c)

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019.

(d)

Divestiture loss from the sale of our Laticínios Carolina business in Brazil in fiscal 2021. Loss on the sale of our La Salteña fresh pasta and refrigerated dough business in Argentina and gain on the sale of our yogurt business in China in fiscal 2019. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(e)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our acquisition of Tyson Foods’ pet treats business completed in fiscal 2022.

(f)	Gain related to Brazil indirect tax item.
(g)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020.
(h)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018.
(i)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments.

(j)	Represents a legal recovery related to our Yoplait SAS subsidiary.
(k)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019.
(l)

Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of changes in foreign currency exchange rates and acquisitions. These items were not included in the annual operating plan or the performance targets approved by the board and compensation committee at the beginning of the fiscal year.

A-2	General Mills Inc.

Appendix A: Non-GAAP Financial Measures

ADJUSTED DILUTED EARNINGS PER SHARE AND RELATED CONSTANT-CURRENCY GROWTH RATE

	Fiscal Year
Per Share Data	2021	2020	2019	2021 vs. 2020 Change
Diluted Earnings per Share, as Reported	$3.78	$3.56	$2.90	6%
Restructuring charges(a)	0.22	0.06	0.10
Mark-to-market effects(b)	(0.17)	0.03	0.05
Investment activity, net(c)	(0.10)	—	(0.03)
Divestiture loss(d)	0.04	—	0.03
Tax items(e)	0.02	(0.09)	(0.12)
Transaction costs(f)	0.01	—	—
Non-income tax gain(g)	(0.01)	—	—
Product recall(h)	—	0.03	—
CPW restructuring charges(i)	—	0.01	0.02
Net tax benefit(j)	—	—	(0.01)
Acquisition transaction and integration costs(k)	—	—	0.03
Asset impairments(l)	—	—	0.26
Legal recovery(m)	—	—	(0.01)
Adjusted Diluted Earnings per Share	$3.79	$3.61	$3.22	5%
Foreign Currency Exchange Impact				1 pt
Adjusted Diluted Earnings per Share Growth, on a Constant-Currency Basis				4%

Note: Table may not foot due to rounding.

(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring charges for previously announced restructuring actions in fiscal 2020 and 2019. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(b)

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(c)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation gains on certain corporate investments in fiscal 2019.
(d)

Our 51 percent share of the divestiture loss from the sale of our Laticínios Carolina business in Brazil. Loss on the sale of our La Salteña fresh pasta and refrigerated dough business in Argentina and gain on the sale of our yogurt business in China in fiscal 2019. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(e)

Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020. See Note 15 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(f)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our acquisition of Tyson Foods’ pet treats business completed in fiscal 2022.

(g)	Gain related to Brazil indirect tax item.
(h)	Product recall costs related to our international Green Giant business in fiscal 2020.
(i)	CPW restructuring charges related to previously announced restructuring actions.
(j)	See Note 14 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 26, 2019.
(k)	See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 26, 2019.
(l)	See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 26, 2019.
(m)	Legal recovery related to our Yoplait SAS subsidiary.

Notice of 2021 Annual Meeting of Shareholders	A-3

Appendix A: Non-GAAP Financial Measures

FREE CASH FLOW CONVERSION RATE

($ in Millions)	Fiscal 2021
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,346.0
Restructuring charges, net of tax(a)	$137.2
Mark-to-market effects, net of tax(b)	(106.9)
Investment activity, net, net of tax(c)	(60.8)
Divestiture loss, net of tax(d)	53.1
Tax item(e)	11.2
Transaction costs, net of tax(f)	7.2
Non-income tax gain, net of tax(g)	(5.8)
Product recall adjustment, net, net of tax(h)	(3.1)
CPW restructuring costs, net of tax(i)	1.9
Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,380.1
Net cash provided by operating activities	2,983.2
Purchases of land, buildings, and equipment	(530.8)
Free cash flow	$2,452.4
Net cash provided by operating activities conversion rate	127%
Free cash flow conversion rate	103%

Note: Table may not foot due to rounding.

(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(b)

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(c)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021.
(d)

Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

(e)	Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021.
(f)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our acquisition of Tyson Foods’ pet treats business completed in fiscal 2022.

(g)	Gain related to Brazil indirect tax item.
(h)	Net product recall adjustment related to our international Green Giant business in fiscal 2021.
(i)	CPW restructuring charges related to previously announced restructuring actions.

CUMULATIVE FREE CASH FLOW, ADJUSTED FOR INCENTIVE COMPENSATION MEASUREMENT

	Fiscal Year
($ in millions)	2021	2020	2019
Net Cash Provided by Operating Activities, as Reported	$2,983.2	$3,676.2	$2,807.0
Purchases of Land, Buildings, and Equipment	(530.8)	(460.8)	(537.6)
Free Cash Flow	2,452.4	3,215.4	2,269.4
Adjustments to Free Cash Flow for Incentive Compensation Measurement(a)	124.4	(124.1)	1.4
Free Cash Flow, Adjusted for Comparability	2,576.8	3,091.4	2,270.8
Cumulative Free Cash Flow, Adjusted for Incentive Compensation Measurement	$7,939.0

Note: Table may not foot due to rounding

(a)

Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of acquisitions and divestitures, restructuring projects and tax reform. These items were not included in the annual operating plan or the performance targets approved by the board and compensation committee for the respective fiscal years.

A-4	General Mills Inc.

Appendix B: Amended and Restated Charter

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF GENERAL MILLS, INC.

ARTICLE I

The name of this Corporation is General Mills, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of capital stock which may be issued by the Corporation is one billion five million (1,005,000,000), of which one billion (1,000,000,000) shares ($.10 par value) shall be Common Stock and five million (5,000,000) shares, without par value, shall be Cumulative Preference Stock.

(1)	PROVISIONS RELATING TO COMMON STOCK

(a)

Each share of Common Stock shall, subject to paragraph (f) of Section (2), have one vote and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Cumulative Preference Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b)

No holder of Common Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

(c)

Subject to the provisions of law and preference of the Cumulative Preference Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

(d)

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Cumulative Preference Stock shall be entitled, to the remaining net assets of the Corporation.

(2)	PROVISIONS RELATING TO CUMULATIVE PREFERENCE STOCK

(a)

The Cumulative Preference Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Notice of 2021 Annual Meeting of Shareholders	B-1

Appendix B: Amended and Restated Charter

(b)

Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV, to authorize the issue of one or more series of Cumulative Preference Stock and with respect to each series to fix by resolution or resolutions providing for the issue of such series:

	(i)	The number of shares to constitute such series and the distinctive designation thereof;

(ii)

The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;

(iii)

Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

(iv)

The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the “involuntary liquidation value”);

(v)

Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vi)

Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(vii)

The voting powers, if any, of such series~~,~~ in addition to the voting powers provided in paragraph (f) of this Section (2); ~~and~~provided, that any matters requiring the affirmative vote or consent of the Cumulative Preference Stock (or one or more series of Cumulative Preference Stock) pursuant to this Section (2) or the resolution or resolutions providing for the issue of such Cumulative Preference Stock shall require the affirmative vote or consent of the holders of a majority of the shares of Cumulative Preference Stock (or the holders of a majority of the shares of each such series of Cumulative Preference Stock entitled to vote) then outstanding; and

	(viii)	Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).

(c)

All shares of any one series of Cumulative Preference Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph (b) of this Section (2).

(d)

Before any dividends on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock) shall be declared or paid or set apart for payment, the holders of shares of Cumulative Preference Stock of each series shall be entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable quarterly on such dates as may be fixed in such resolution or resolutions in each year. Such dividends shall be cumulative from the date or dates fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid

B-2	General Mills Inc.

Appendix B: Amended and Restated Charter

or set apart for payment on the Cumulative Preference Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the Cumulative Preference Stock of all series for all dividend periods terminating on the same or any earlier date. When the dividends are not paid in full on all series of the Cumulative Preference Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full. A “dividend period” is the period between any two consecutive dividend payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accruals of dividends shall not bear interest.

(e)

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, the holders of the shares of each series of the Cumulative Preference Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Cumulative Preference Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph (e), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

(f)	So long as any of the Cumulative Preference Stock is outstanding the Corporation

(i)

will not declare or pay, or set apart for payment, any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock), or make any distribution, on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, and will not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise, any shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, if at the time of making such declaration, payment, setting apart, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on or any obligation to retire shares of Cumulative Preference Stock, provided that notwithstanding the foregoing the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

(ii)

will not, without the affirmative vote or consent of the holders of ~~at least 66-2/3% of all the~~a majority of the shares of Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for ~~the~~such purpose, at which the holders of the Cumulative Preference Stock, regardless of series, shall vote separately as a class, amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions of this Section (2) so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock; and

(iii)

will not, without the affirmative vote or consent of the holders of ~~at least 66-2/3%~~a majority of the shares of any adversely affected series of the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for ~~the~~such purpose (the holders of such series of the Cumulative Preference Stock consenting or voting, as the case may be, separately as a class), amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock of such series; provided, however, that any vote or consent required by subparagraph (ii) above may be given or made effective by the filing of an appropriate amendment of the Corporation’s Restated Certificate of Incorporation without obtaining the vote or consent of the holders of the Common Stock of the Corporation, the right to give

Notice of 2021 Annual Meeting of Shareholders	B-3

Appendix B: Amended and Restated Charter

such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of the Common Stock; and provided further that any vote or consent required by subparagraph (iii) above may be given and made effective by the filing of an appropriate amendment of the Corporation's Restated Certificate of Incorporation without obtaining the vote or consent of the holders of any other series of the Cumulative Preference Stock or of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such other series of Cumulative Preference Stock and Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of such other series of Cumulative Preference Stock or Common Stock, as the case may be.

(g)

If in any case the amounts payable with respect to any obligations to retire shares of the Cumulative Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be retired pursuant to any such obligations shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable in respect of all such obligations if all amounts payable in respect of all such series were discharged in full.

(h)

The term “class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock” shall mean the Common Stock referred to in Section (1) of this Article IV and any other class or classes of stock of the Corporation hereinafter authorized which shall rank junior to the Cumulative Preference Stock as to dividends or upon liquidation.

	(i)	Aggregate involuntary liquidation value of all shares of Cumulative Preference Stock outstanding at any time shall never exceed $300,000,000.

(j)

No holder of Cumulative Preference Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

(k)

For the purposes of Section (2) of this Article IV or of any resolution of the Board of Directors providing for the issue of any series of Cumulative Preference Stock or of any certificate filed with the Secretary of State of the State of Delaware pursuant to any such resolution (unless otherwise provided in any such resolution or certificate)~~;~~:

		(i)	The term “outstanding” when used in reference to shares of stock shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been set aside or deposited in trust~~:~~;

(ii)

The amount of dividends “accrued” on any share of Cumulative Preference Stock as at any quarterly dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such quarterly dividend date, whether or not earned or declared, and the amount of dividends “accrued” on any share of Cumulative Preference Stock as at any date other than a quarterly dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding quarterly dividend date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate fixed for the shares of such series for the period after such last preceding quarterly dividend date to and including the date as of which the calculation is made, based on a 360 day year of twelve 30 day months.

(3)	PROVISIONS RELATING TO ALL CLASSES OF STOCK

The shares of Cumulative Preference Stock and Common Stock may be issued by the Corporation from time to time for such consideration (not less than the par value thereof in the case of Common Stock) as may be fixed from time to time by the Board of Directors. Any and all shares without nominal or par value for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

B-4	General Mills Inc.

Appendix B: Amended and Restated Charter

ARTICLE V

[ARTICLE V is hereby reserved]

ARTICLE VI

The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(1) Subject always to such by-laws as may be adopted from time to time by the stockholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the by-laws of this Corporation, but any by-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.

(2) The business of this Corporation shall be managed by its Board of Directors. Directors need not be stockholders. The by-laws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VII

(a) Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action except as provided in Article IV, Section (2)(f)(ii) and (iii) hereof.

(b) No amendment to the Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article VII unless such amendment shall receive the affirmative vote of not less than 51% of the Voting Stock.

Notice of 2021 Annual Meeting of Shareholders	B-5

2021 Annual Meeting Information

For more information about the annual meeting and voting, as well as answers to many frequently asked questions, please see “Questions and Answers About the 2021 Annual Meeting and Voting” beginning on page 72.

Date and Location

Virtual only at	8:30 a.m., Central Daylight Time
www.virtualshareholdermeeting.com/GIS2021	Tuesday, September 28, 2021

Voting

Proposals 1, 2 and 3 require the affirmative vote of a majority of votes cast (excluding abstentions) by shareholders entitled to vote and represented at the 2021 Annual Meeting in person or by proxy. Proposal 4, requesting the approval of the amendment and restatement of our restated certificate of incorporation, requires the affirmative vote of a majority of our shares of common stock outstanding and entitled to vote on the record date.

Record holders of General Mills common stock at the close of business on July 30, 2021, may vote at the 2021 Annual Meeting.

If you are a registered shareholder, you may vote using any of the following methods:		If you hold your shares in a brokerage account in your broker’s name (“street name”), or you hold your shares through the General Mills 401(k) Plan, you should follow the voting directions provided by your broker or nominee:

By Internet using your computer	Go to the website www.proxyvote.com and follow the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail.	By Internet using your computer	If your broker allows, you may submit voting instructions by the Internet.

By Internet using your tablet or smartphone	Use your mobile device to scan the QR Barcode on your proxy card or Notice of Internet Availability of Proxy Materials and follow the prompts that appear on your mobile device.	By Internet using your tablet or smartphone	Use your mobile device to scan the QR Barcode on your voter instruction form or Notice of Internet Availability of Proxy Materials and follow the prompts that appear on your mobile device.

By telephone	If you reside in the United States or Canada, dial 800-690-6903 and follow the instructions for telephone voting on the proxy card that you received in the mail.	By telephone	If your broker allows, you may submit voting instructions by telephone.

By mailing your proxy card	If you received a printed copy of the proxy materials, complete and mail your proxy card.	By mailing your VIF	Complete and mail a voting instruction form to your broker or nominee.

By casting your vote at the meeting	Cast your vote at the meeting by following the instructions in the Questions and Answers section of the proxy statement.	By casting your vote at the meeting	Cast your vote at the meeting by following the instructions in the Questions and Answers section of the proxy statement (not available to 401(k) holders).

ATTN: INVESTOR RELATIONS
1 GENERAL MILLS BOULEVARD
MINNEAPOLIS, MN 55426
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on Monday, September 27, 2021 (or until Midnight Eastern Daylight Time on Thursday, September 23, 2021 for 401(k) shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.
During The Meeting - Go to www.virtualshareholdermeeting.com/GIS2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Monday, September 27, 2021 (or until Midnight Eastern Daylight Time on Thursday, September 23, 2021 for 401(k) shares). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge Investor Communications Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Daylight Time on Monday, September 27, 2021. For 401(k) shares, your proxy card should be received by Broadridge by Midnight Eastern Daylight Time on Thursday, September 23, 2021.
IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D58140-P59292	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GENERAL MILLS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.
Vote on Directors
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a)	R. Kerry Clark	☐	☐	☐
	1b)	David M. Cordani	☐	☐	☐
	1c)	Jeffrey L. Harmening	☐	☐	☐
	1d)	Maria G. Henry	☐	☐	☐
	1e)	Jo Ann Jenkins	☐	☐	☐
	1f)	Elizabeth C. Lempres	☐	☐	☐
	1g)	Diane L. Neal	☐	☐	☐
	1h)	Steve Odland	☐	☐	☐
	1i)	Maria A. Sastre	☐	☐	☐
	1j)	Eric D. Sprunk	☐	☐	☐
	1k)	Jorge A. Uribe	☐	☐	☐

Vote on Proposals		For	Against	Abstain
2.	Advisory Vote on Executive Compensation.	☐	☐	☐
3.	Ratify Appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐
4.	Amendment and Restatement of Our Certificate of Incorporation to Eliminate Supermajority Voting Provisions.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

General Mills, Inc.

2021 Annual Meeting of Shareholders

Tuesday, September 28, 2021

8:30 a.m. (Central Daylight Time)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D58141-P59292
PROXY 2021

GENERAL MILLS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Jeffrey L. Harmening and Richard C. Allendorf, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on September 28, 2021, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise. The proxies' discretionary authority shall not apply to shares held through the General Mills 401(k) Savings Plan.

This proxy will be voted as directed. If no direction is made, it will be voted "FOR" Proposals 1, 2, 3 and 4.

If shares of common stock are held through the General Mills 401(k) Savings Plan, you are considered a named fiduciary who may direct State Street Bank and Trust, as the plan fiduciary, how to vote the shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 23, 2021. Any instruction regarding your vote shall remain confidential. Should a participant wish to contact State Street with questions regarding confidentiality in voting for the plan, please contact Monet Ewing at 617-664-5654.

PLEASE SIGN on the reverse side exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign the full name by duly authorized officer.

(Continued, and to be signed and dated on reverse side)